Exhibit 10.2

SH FRANCHISING & LICENSING LLC FRANCHISE AGREEMENT

DATED: ________________________

FRANCHISEE: ________________________________

FRANCHISED LOCATION: ______________________________________

TABLE OF CONTENTS

I.	DEFINITIONS		1
II.	GRANT		7
	A.	Award of Rights	7
	B.	Limitations	7
	C.	Improvements; Duty to Conform to Modifications	8
	D.	Deviations from the Southern Hospitality System	9
	E.	Additional Franchises	9
	F.	Delegation of Duties	9
III.	FRANCHISE LOCATION: PROTECTED AREA		9
	A.	Selection of Franchise Location; Award Of Protected Area	9
	B.	Protected Area and Territorial Rights	11
	C.	Relocation	12
IV.	TERM AND RENEWAL		13
	A.	Term	13
	B.	Renewal Term	13
	C.	Ineffective Exercise of Renewal Option	14
	D.	Extension	14
	E.	Failure to Satisfy Renewal Conditions	15
V.	FRANCHISE LOCATION DEVELOPMENT AND OPENING DATE		15
	A.	Site Investigation and Execution of Lease and Addendum to Lease	15
	B.	Franchisee's Design Plans	15
	C.	Development of Franchise Location	16
	D.	Opening Date	17
VI.	TRAINING		18
	A.	Initial Training Program	18
	B.	Training Store Certification	19
	C.	Additional Training	20
	D.	Continuing Training	20
	E.	General Conditions re: Training	21
VII.	SOUTHERN HOSPITALITY INTELLECTUAL PROPERTY		21
	A.	Ownership	21
	B.	Use of Southern Hospitality System	21
	C.	Defense of the Southern Hospitality System	22
VIII.	CONFIDENTIAL MANUAL		23
	A.	Loan	23
	B.	Updating	24
	C.	Lost or Destroyed Confidential Manual	24
IX.	CONFIDENTIAL INFORMATION		24
	A.	Limitations on use of Confidential lnformation

i

X.	ADVERTISING		25
	A.	Local Advertising	26
	B.	Southern Hospitality Promotional Fund	27
XI.	PAYMENTS		29
	A.	Initial Franchise Fee	29
	B.	Royalty Fee	29
	C.	Promotional Fund Fee	29
	D.	New Store Opening Module Fee	29
	E.	Late Opening	29
	F.	Late Payment	30
	G.	Application of Fees	30
	H.	Gross Receipts or Equivalent Taxes	30
XII..	ACCOUNTING AND RECORDS		30
	A.	Maintenance of Business Records	30
	B.	Reports	30
	C.	Recording of Transactions	31
	D.	Audit Rights	32
	E.	Electronic Payment Systems	32
XIII.	STANDARDS OF QUALITY AND PERFORMANCE		33
	A.	Strict and Punctual Performance	33
	B.	Proprietary Products	34
	C.	Non-Proprietary Products: Alternative Suppliers	34
	D.	Purchases from Company or Company's Affiliates	35
	E.	Changes to the Southern Hospitality System Generally	36
	F.	Standards of Service	36
	G.	Operating Expenses	38
	H.	Franchise Location and Tangible Property.	38
	I.	Compliance With Laws	39
	J.	Credit Cards: Gift Card and Other System-Wide Marketing Program	39
	K.	Complaints and Other Actions	40
	L.	Employees	40
XIV.	COMPANY'S OPERATIONS ASSISTANCE		41
	A.	Continuing Consultation and Advice	41
	B.	Inspections	41
	C.	Annual Meeting	42
XV.	INSURANCE		42
	A.	Minimum Coverage	42
	B.	Additional Insurance Specifications	43
XVI.	COVENANTS		44
	A.	Competition	44
	B.	Non-interference	45
	C.	Written Agreement	45
	D.	Survival.	45

	E.	Savings Clause	45
	F	Enforcement	45
XVII.	DEFAULT AND TERMINATION		46
	A.	Termination by Franchisee	46
	B.	Termination By Company Without Opportunity to Cure	46
	C.	Termination by Company With Right to Cure	48
	D.	Effect of Termination or Expiration	48
	E.	Reasons for Termination	48
XVIII.	RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR TERMINATION		49
	A.	Franchisee's Obligations	49
	B.	Company's Right to Purchase Proprietary Products and Other Physical Assets of the Franchised Business	50
	C.	Survival of Obligations	51
	D.	Third Party Rights; Available Remedies	51
	E.	Liquidated Damages	51
XIX.	ASSIGNMENT AND TRANSFER		51
	A.	Assignment by Company	52
	B.	Assignment by Franchisee: In General	52
	C.	Company's Right of First Refusal.	52
	D.	Conditions of Assignment to Third Party	53
	E.	Business Entity Franchisee	55
	F.	Qualified Transfers	56
XX.	RELATIONSHIP OF PARTIES; INDEMNIFICATION; SECURITY INTEREST		56
	A.	Independent Contractor	56
	B.	Indemnification by Franchisee	56
	C.	Security lnterest.	57
XXI.	PERSONAL GUARANTY		57
	A.	Scope	57
	B.	Default.	57
	C.	Obligations Absolute	57
	D.	Waiver by Guarantor	58
XXII.	DISPUTE RESOLUTION		58
	A.	Agreement to Mediate Disputes	58
	B.	Exceptions to Duty to Mediate Disputes	59
	C.	Judicial Relief	60
	D.	WAIVER OF JURY TRIAL	60
	E.	Choice of Law	60
	F.	Limitations Period	60
	G.	Punitive or Exemplary Damages	61
	H.	Attorneys' Fees	61
	I.	Waiver of Collateral Estoppel.	61
XXIII.	ACKNOWLEDGMENTS		61
	A.	Acceptance of Conditions	61
	B.	Independent lnvestigation	61

	C.	Reliance	61
	D.	Compliance with Applicable Law	62
	E.	No Representations: Status of Franchisee	62
	F.	No Claims	62
XXIV.	MISCELLANEOUS		63
	A.	Notices	63
	B.	Time of the Essence	63
	C.	Withholding of Consent.	63
	D.	Waiver	64
	E.	Section Headings; Language	64
	F.	Binding on Successors	64
	G.	Validity; Conformity With Applicable Law	64
	H.	Amendments	65
	I.	Company's Business Judgment.	65
	J.	Complete Agreement.	65
	K.	Covenant and Condition	65
	L.	Submission of Agreement.	65
	M.	Risk; Success of Franchise Business	65
	N.	Anti-Terrorism Representations	65

SCHEDULES
Schedule A - Franchise Location and Protected Area Schedule B - Personal Guaranty
Schedule C - Addresses for Notice
Schedule D - Covered Persons as of the Effective Date

FRANCHISE AGREEMENT

This Franchise Agreement (the "Agreement") is made and entered into on November 4, 2011 (the "Effective Date") by and between SH FRANCHISING & LICENSING LLC, a New York limited liability company  ("Company"), and SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION, a Colorado corporation ("Franchisee") with reference to the following facts:

RECITALS

A.         Company owns a world-wi de, perpetual license to operate, and grant sublicenses to third parties to operate, full service restaurants featuring barbecue dishes, entrees, sandwiches, burgers,  sides and salads, a full bar (featuring beer, wine, and cocktails), non alcoholic beverages,  and custom Southern Hospitality merchandise under the Southern Hospitality System and the Licensed Marks (collectively "Southern Hospitality Restaurants" and individually a "Southern Hospitality Restaurant") under the Southern Hospitality System as defined in this Agreement.

B.     Franchisee desires to obtain a license to use the  Southern  Hospitality System and the Southern Hospitality Licensed Marks to operate a Southern Hospitality Restaurant, and Company  is  willing  to  grant  a  license  to  Franchisee  on  the  terms  and  conditions  of  this Agreement.

NOW, THEREFORE, the parties agree as follows:

TERMS AND CONDITIONS

I.  DEFINITIONS. In addition to definitions incorporated in the body of this Agreement, the following capitalized terms in this Agreement are defined as follows:

A. "Accounting Period" means the specific time period that Company designates from time to time in the Confidential Manual or otherwise in writing for purposes of Franchisee's financial reporting or payment obligations described in this Agreement. For example, an Accounti ng Period may, in Company's sole discretion, be based on a seven-day week (e.g., Monday through Sunday), a Calendar Month, a quarterly financial calendar (which may, or may not be subdivided into blocks of weeks, e.g., 4 or 5 weeks, or a shorter or longer time period that Company selects in its sole discretion. Company· may designate different Accounti ng Periods for purposes of paying fees and for discharging reporting obligations under this Agreement.

B.     "Addendum to Lease" means the written agreement by and between Franchisee and the landlord of the Franchise Location that adds specific terms and conditions required by Company to the Lease and grants Company the right, but not the obligation, to accept an assignment of the Lease under stated conditions.

C. "Affiliate" means an entity that controls, is controlled  by, or is under common control with, a party to this Agreement.

D.  "Applicable Law" means and includes applicable common law and all statutes, laws, rules, regulations, ordinances, policies and procedures established by any governmental authority with jurisdiction over the operation of the Franchised Business that are in effect on orafter the Effective Date, as they may be amended from time to time. Applicable Law includes, without limitation, those relating to building permits and zoning requirements applicable to the use, occupancy and development of the Franchise Location; business licensing requirements; hazardous waste; occupational hazards and health; alcoholic beverages; consumer protection; privacy; trade regulation; worker's compensation; unemployment insurance; withholding and payment of Federal and State income taxes and social security taxes; collection and reporting of sales taxes; and the American With Disabilities Act.

E. "Business  Entity"  means  a  corporation,  limited  liability  company,  partnership, limited liability partnership, trust or other type of legal entity which, under Applicable Law, may enter into contracts in its own name.

F.   "Calendar Month" means any one of the  12 Calendar Months of the Calendar Year starting on the first day of the Calendar Month.

G.  "Calendar  Quarter"  means the 3-Calendar  Month period ending on March 31, June 30, September 30 or December 31 of each Calendar Year.

H. "Calendar Year" means the 12-Calendar Month period starting on January 1 and ending on December 31.

I. "Certified Manager'' identifies  each management-level employee  who  devotes full-time and attention to performing general management and supervisory responsibilities for one or more Southern Hospitality Restaurants. The Cer1ified Manager must meet Company's applicable criteria and must be approved by Company in writing before the Certified Manager may attend the initial training program. Company reserves the right to cease  training  the Certified Manager if Company determines that he or she does not meet Company's approved standards, and will then require Franchisee to hire a newly approved Certified Manager. Company maintains this right even after training is complete if the Certified Manager is incapable of managing Franchisee's Restaurant. Company also requires that the Certified Manager participate in a grand opening of another Restaurant in the System, other than Franchisee's Restaurant, prior to participating in the grand opening for Franchisee's Restaurant.

J.    "Change of Control" means a transaction or series of related transactions that result in the sale of all or substantially all of the assets of the Franchise Business. If Franchisee is a Business Entity, "Change of Control" also means: (i) a transaction or series of related transactions that would result in a transfer of 50% or more of the outstanding voting power of Franchisee or Franchisee Affiliate, whether voluntarily or by operation of law or due to a merger or consolidation, or (ii) the vesting of authority in any person to appoint, or cause to be appointed, a majority of the directors, officers or managers of the Business Entity.

K "Competitive Business" means any type 'of restaurant business regardless of format, whether quick service, fast casual, take-out, full-service, or otherwise, that: (i) sells as its predominant menu item barbecue products, or (ii) in its entirety so resembles the trade dress, service style and menu items that comprise the distinguishing features of the Southern Hospitality System so as to create a likelihood of consumer confusion or dilution of the Southern Hospitality Licensed Marks. This restriction shall not apply to ownership of not more than 5% of the voting securities of any publicly traded Business Entity if the person owning the shares does not have, either by reason of the stock ownership or otherwise, the power or ability to influence the decisions of the Business Entity.

L.   "Collateral Logo Merchandise means collectively all merchandise that Company now or in the future authorizes Franchisee to offer for sale from the Franchise Location displaying any of Southern Hospitality Licensed Marks· including, without limitation, t-shirts, sweatshirts, caps and other promotional items.

M.  "Confidential Information" includes, without limitation, knowledge and information which Franchisee knows, or should reasonably know, Company regards as confidential concerning: (i) formulation, ingredients, raw materials, recipes, and food preparation processes for Proprietary Products, Non-Proprietary Products, Collateral Logo Merchandise or other items or services  that  Company  permits  Franchisee  to  sell  at  or  from  the  Franchised  Business; (ii) Company's supply relationships, inventory requirements and control procedures; (iii) pricing, sales, profit performance or other results of operations of any individual Southern Hospitality Restaurant, including the Franchised Business, or group of Southern Hospitality Restaurants or the entire chain; (iv) demographic data for determining sites and territories; (v) the  results of customer surveys and promotional programs; and (vi) in general, business methods, trade secrets, specifications, customer data, cost data, procedures, information systems and knowledge about the operation of Southern Hospitality Restaurants or the Southern Hospitality System, whether it is now known or exists or is acquired or created in the future, and whether or not the information is included in the Confidential Manual or Company expressly designates the information as confidential. Confidential Information does not include (x) information which Franchisee can demonstrate came to its attention independent of entering into this Agreement; and (y) information that Company agrees is, or has become, generally known in the public domain, except where public knowledge is the result of Franchisee's wrongful disclosure (whether or not deliberate or inadvertent).

N. "Confidential Manual" refers collectively to  all  of  the  confidential  operating manuals, recipe manuals, operations guides and other instructions loaned or delivered to Franchisee in confidence during the Term, which may be memorialized in written or electronic format and modified periodically to reflect changes in Southern Hospitality System.

0. "Covered Area" means anywhere within a 10 mile radius measured from: (i) the Franchise Location, and (ii) the franchise location  of  every  other  Southern  Hospitality Restaurant located anywhere in the world regardless of whether  Southern  Hospitality Restaurant is operating on the Effective Date or before or after the Effective Date of Termination or Expiration of this Agreement or is owned by Company, Company's Affiliate, or by another franchisee or licensee of Company.

P. "Covered Person" means: (i) the individual executing this Agreement as Franchisee; (ii) each officer, director, general partner or LLC manager of Franchisee and each Franchisee Affiliate if Franchisee is a Business Entity; and (iii) each Primary Owner of Franchisee. Franchisee represents that Schedule D is a true and complete list of the Covered Persons as of the Signing Date.

Q. "Disclosure Document" means the Disclosure Document that  Franchisee acknowledges that it received before executing this Agreement or paying any consideration to Company or Company's Affiliates for the award of franchise rights.

R.  "Effective Date" is the date indicated on page 1 of this Agreement.

S. "Effective Date of Termination or Expiration of this Agreement" refers, as applicable, to the following dates:  (i) the  Effective  Date of Termination  is the date  on which Franchisee receives written notice of termination based on an event of default which this Agreement identifies as not being curable, or the last day of the applicable cure period based on an event of default for which this Agreement grants Franchisee the right to cure; and (ii) the Effective Date of Expiration of this Agreement is the last day of the Term.

T. "Event of Transfer" means a transaction or series of related transactions that, directly or indirectly, voluntarily or by operation of law: (i) r:esult in the sale, assignment, transfer, pledge, gift, encumbrance or alienation of any interest in this Agreement or the right to use Southern Hospitality System or any portion or components or any of Southern Hospitality Licensed Marks, (ii) involves the offer to sell securities of a Franchisee that is Business Entity pursuant to a transaction subject to registration under federal or state securities laws or by private placement pursuant to a written offering memorandum; (iii) results in a Change of Control. For purposes of illustration, an Event of Transfer includes, without limitation: (a) an order dissolving the marriage of a Franchisee that is an individual; (b) the issuance of additional equity or voting interests of a Business Entity resulting in a Change of Control; (c) a financial restructuring or recapitalization that is secured by a sufficient number of equity or voting interests of a Business Entity such that, if foreclosed upon, would result in a Change of Control; or (d) the death of Franchisee if an individual or any person owning enough equity or voting interests of a Business Entity to result in a Change of Control.

U. "Force Majeure" includes, without limitation, any event caused by or resulting from conditions that are beyond the reasonable control of a party whose performance is affected and occurring without the party's fault or negligence. Events of Force Majeure shall include, without limitation, an act of God, labor strike or other industrial disturbance, materials shortage, failure of third party suppliers not under a party's control, transportation delay, war, insurrection, riot, epidemic, fire, hurricane, flood, earthquake or other natural disasters, and act of any government

V. "Franchise Location" means the business premises approved by Company for the operation of the particular Southern Hospitality Restaurant that is the subject of this Agreement.

W. "Franchised Business" means the particular Southern Hospitality Restaurant which Company authorizes Franchisee to operate under this Agreement at the Franchise Location.

X. "Gross Sales" means the aggregate of all revenue and income from operating the Franchised Business, whether payment is in cash or by credit card, gift cards or other generally accepted form of payment. Gross Sales includes revenue and income from the sale of meals, services, products or merchandise of any kind. Without limiting the scope of the term Gross Sales, the parties agree that Gross Sales shall include without limitation: (a) revenue received from employees for meals furnished to employees at a discount; (b) proceeds from the sale of any Southern Hospitality authorized gift cards to  customers; (c) the proceeds from any business interruption insurance; and (d) the aggregate value of meals furnished to employees at no cost during the Accounting Period that exceeds 3% of Gross Sales. Gross Sales exclude the following: (i) sales taxes and other taxes separately stated, if any, collected from customers and paid to taxing authorities; (ii) refunds and credits made in good faith to arms' length customers; (iii) the amount of any checks dishonored or returned; (iv) the value of goods and services bought by customers by redeeming any Southern Hospitality authorized gift cards; (v) proceeds from isolated sales of trade fixtures not constituting Collateral Logo Merchandise and  having no material effect on ongoing operations; (vi) employee tips; (vii) the aggregate value of meals furnished to employees at no cost during the Accounting Period up to 3% of Gross Sales; and (viii) the amount of any proceeds paid to Franchisee on account of the sale of consigned artwork which Franchisee displays and sells in accordance with Company's consignment art program.

Y. "Initial Training Program" refers collectively to the multiple training modules presently consisting of (i) Owner Orientation; (ii) Management Training; and (iii) New Store Opening, and the different tracks of the Management Training module, that Company provides before and in connection with the opening of the Franchised Business, subject to Company's right to modify the Initial Training Program curriculum at any time in its sole discretion.

Z. "Lease" means to the written agreement  by and between Franchisee and the owner of the business premises where the Franchise Location is situated that grants Franchisee the right to occupy and use the Franchise Location for the operation of a Southern Hospitality Restaurant.

AA. "Local Advertising" means, without limitation, all communications in all formats which Franchisee creates or adapts and intends to use, directly or indirectly, to advertise and promote the Franchised Business, Franchisee's status as an authorized franchisee, or which display the Southern Hospitality Licensed Marks. Local Advertising includes, without limitation: (i) written, printed and electronic communications; (ii) communications by website and equivalent electronic technology; (iii) communications by means of a recorded telephone message, spoken on radio, television or similar communication media; (iv) promotional items or promotional or publicity events; (v) listings in approved telephone or business directories; (vi) the use of the Southern Hospitality Licensed Marks on stationery, business cards, order forms, signs, merchandise, brochures, employee work wear, and other tangible personal property; and (vii) the use of Southern Hospitality Licensed Marks on the World Wide Web.

BB.   "MSA" means a Metropolitan Statistical Area as determined and designated by the federal Office of Management and Budget or successor agency.

CC. "Multi-Unit Manager" refers to a Certified Manager whom Franchisee charges with responsibility for oversight of 3 or more Southern Hospitality Restaurants each owned and operated by Franchisee or Franchisee's Affiliate.

DD. "Non-Proprietary Products" refer collectively to any foods, ingredients, raw materials, condiments, alcoholic and non-alcoholic beverages, fixtures, furnishings, equipment, supplies, menus, packaging or other merchandise or property authorized by Company which Franchisee may, or must, use, offer, sell or promote in operating the Franchised Business that are not Proprietary Products.

EE. "Primary Owner'' refers to any person who now, or during the Term, owns or acquires 25% or more of the outstanding equity or voting interests of a Franchisee that is a Business Entity. Each Primary Owner shall be required jointly and severally to personally guaranty the Business Entity's obligations to Company on the terms of this Agreement.

FF.  "Proprietary Products" refer collectively to  any  ingredients,  dressings,  sauces, food products, syrups, beverages, supplies, apparel, equipment, and any other merchandise or property that Franchisee must use or sell to operate the Franchised Business in accordance with the Southern Hospitality System which either display the Southern Hospitality Licensed Marks or are specially configured, manufactured or produced by, or for, Company in accordance with Company's specifications. Without limiting this category, Proprietary Products include Collateral Logo Merchandise.

GG. "Protected Area" means the  geographic  area  identified  by  Company  in connection with site approval and described on Schedule A.

HH. "Provisional Remedies" mean any form of interim relief,  including,  without limitation, requests for temporary restraining orders, preliminary injunctions, writs of attachment, appointment of a receiver, for claim and delivery, or any other orders which a court may issue when deemed necessary in its sole discretion to preserve the status quo or prevent irreparable injury, including the claim of either party for injunctive relief to preserve the status quo.

II. "Qualified Transfer" means (i) if Franchisee is an individual, the transfer  by Franchisee of all of his or her rights under this Agreement to a newly-formed Business Entity if all of the equity or voting interests of the new Business Entity will be owned by the person or persons identified as the Franchisee on the Effective Date; (ii) If  Franchisee  is a  Business Entity, the sale, assignment, transfer, pledge, donation, encumbrance or other alienation of equity or voting interests not resulting in a Change of Control; or (iii) an Event of Transfer where the purchaser is an existing Southern Hospitality franchisee with at least two years' experience owning and operating a Southern Hospitality Restaurant.

JJ.   "Term" is the 10 year period starting on the Effective Date and ending on the date that this Agreement terminates or expires, whichever occurs first.

KK. "Southern Hospitality Intellectual  Property"  refers,  collectively,  to  any  and  all rights currently existing or that may come into being which Company or Company's Affiliates now own or later acquire in Southern Hospitality Licensed Marks, Proprietary Products and/or Confidential Information arising under any patent, trade secret, copyright, trade dress, design protection, database protection, trademark, or similar laws of the United States or any other country in which Company or Company's Affiliates now or in the future operate, and expressly includes any and all improvements, modifications, derivations, renewals, extensions, or continuations of any of the foregoing.

LL "Southern Hospitality Licensed Marks" mean, collectively, all of the commercial trade names, trademarks, service marks and other commercial symbols, including associated logos, which Company now or hereafter uses to identify, advertise or promote Southern Hospitality Restaurants or particular goods or services sold at or from Southern Hospitality Restaurants, and authorizes or requires Franchisee to use as a condition of this Agreement

MM. "Southern Hospitality System" means, collectively, all of the distinctive business methods, Proprietary Products, Confidential Information and the Southern Hospitality Intellectual Property which Company now or in the future authorizes or requires Franchisee to use as a condition of this Agreement, as Company may modify in its sole discretion at any time.

NN. "Training Store Certification" signifies that (i) the Franchised Business meets Company's minimum performance benchmarks, and (ii) Franchisee's General Manager, Assistant General Manager and Kitchen Manager each meet Company's experience and training qualifications to train Franchisee's other employees in specific job categories. Company shall publish the eligibility conditions for attaining Training Store Certification in the Confidential Manual, and may modify the conditions at any time effective upon notice to Franchisee.

00. "World Wide Web" means that portion of the Internet used primarily as a commercial computer network by the general public, and any successor technology, whether now existing or developed after the Effective Date, that enables the general public to purchase goods or services from merchant-controlled World Wide Web sites or through other electronic means.

II.	GRANT.

A.     Award of Rights.

1.  Company hereby awards to Franchisee, and Franchisee accepts, the non-exclusive right and license to use the Southern Hospitality System and  the Southern Hospitality Licensed Marks in connection with the operation of one Southern Hospitality Restaurant at the Franchise Location, subject to the terms and conditions of this Agreement. Franchisee may not relocate the Franchised Business except in accordance with this Agreement.

2.  In accepting the award of rights, Franchisee agrees at all times to faithfully, honestly and diligently perform its obligations under this Agreement and to continuously exert its best efforts to promote and enhance the Franchised Business and the goodwill associated with the Southern Hospitality Licensed Marks and the Southern Hospitality System.

B.     Limitations.

1.   Company grants Franchisee no rights  other  than  the  rights  expressly stated in this Agreement. Franchisee's use of the Southern Hospitality System or the Southern Hospitality Licensed Marks for any purpose, or in any manner, not permitted by this Agreement shall constitute a breach of this Agreement.

2.  The franchise and license awarded to Franchisee apply to the Franchise Location, and to no other location.

3.  Nothing in this Agreement gives Franchisee the right to sublicense  the use of Southern Hospitality Licensed Marks or the Southern Hospitality System, or any of its components, to others.

4.  Nothing in this Agreement gives Franchisee an interest in Company or the right to participate in Company's business activities, investment or corporate opportunities.

5.  Nothing in this Agreement gives Franchisee any rights in or to any Southern Hospitality Intellectual Property, other than the limited licenses expressly granted herein.

6.  This Agreement authorizes Franchisee to engage only in the sale of authorized goods and services to customers at the Franchise Location. At this time, Franchisee may offer off-premises catering services and accept orders from customers over the telephone or communicated by email or otherwise through the World Wide Web for delivery to the customer's designated address in the Protected Area in accordance with the requirements and restrictions set forth  in the Confidential  Manual. Upon 60 days written  notice, Company  may require  Franchisee  to  offer  delivery  services   within  the  Protected  Area  subject  to  the requirements and restrictions set forth in the Confidential Manual.

7.  Franchisee shall not engage in wholesale sales or distribution of goods or services of any kind. The term "wholesale sales or distribution" means the direct or indirect sale of goods or services to a third party for resale or further distribution through any trade method or trade channel. Except as provided in this section, Franchisee shall not advertise or sell authorized ingredients, foods, beverages or merchandise by mail order, catalog sales or comparable methods.

8.  Franchisee shall not maintain its own World Wide Web site promoting the Franchised Business or otherwise maintain a presence or advertise the Franchised Business or use the Southern Hospitality Licensed Marks in any domain name or on any public computer network. Company shall identify the Franchised Business in its list of franchise locations on the Company's World Wide Web site and provide comparable information on its World Wide Web site about the Franchised Business as Company provides for other Southern Hospitality Restaurants.

C.    Improvements: Duty to Conform to Modifications.

1.  Any improvements, modifications or additions which Company makes to the Southern Hospitality System, or which become associated with Southern Hospitality System, including, without limitation, I deas suggested or initiated  by  Franchisee,  shall  inure to the benefit, and become the exclusive property, of Company. Franchisee hereby assigns to Company or its designee all intellectual property rights, including, without limitation, all copyrights, in and to any improvements or works which Franchisee may create,  acquire or obtain in operating the Franchised Business. Franchisee agrees that Company may use, and authorize others to use, improvements which Franchisee suggests, initiates or originates without compensation to Franchisee and without Franchisee's permission. Franchisee understands and agrees that nothing in this Agreement shall constitute or be construed as Company's consent or permission to Franchisee to modify the Southern Hospitality System. Any modification which Franchisee desires to propose or make to the Southern Hospitality System shall require Company's prior written consent.

2.  Any goodwill resulting from Franchisee's use of the Southern Hospitality Licensed Marks or the Southern Hospitality System shall inure to the exclusive benefit of Company. This Agreement confers no goodwill or other interest in the Southern Hospitality Licensed Marks or the Southern Hospitality System upon Franchisee, except a license to use the Southern Hospitality Licensed Marks and the Southern Hospitality System during the Term subject to the terms and conditions stated in this Agreement.

3.  Franchisee understands and agrees that Company may modify the Southern Hospitality System and the Southern Hospitality Licensed Marks from time to time in its sole discretion as often, and in the manner, that Company believes, in its sole discretion, is necessary to best promote the Southern Hospitality Restaurants, as a chain, to the public. Company shall give Franchisee written notice of all changes either by supplements to the Confidential Manual, in writing or electrically, or otherwise. Franchisee shall, at its own cost and expense, promptly adopt and use only those parts of the Southern Hospitality System specified by Company and shall promptly discontinue the use of those parts of the Southern Hospitality System which Company directs are to be discontinued. Franchisee shall not change, modify or alter the Southern Hospitality System in any way, except as Company directs.

D.           Deviations  from  the  Southern  Hospitality  System.  Company  may allow  other franchisees and licensees to deviate from the Southern Hospitality System in individual cases in the exercise of Company's  sole discretion.  Franchisee understands  and agrees that  it has no right to object to any variances that Company may allow to itself, Company's Affiliates  or other franchisees or licensees, and has no Claim against Company for not enforcing the standards of the Southern Hospitality System uniformly. Franchisee understands and agrees that Company has no obligation to waive, make any exceptions to, or permit Franchisee to deviate from, the uniform standards of the Southern Hospitality System. Any exception or deviation that Company does allow Franchisee must be stated in writing and executed by  Company  in order to  be enforceable against Company.

E.          Additional Franchises. Franchisee understands and agrees that this Agreement does not grant Franchisee any implied or preferential right of any kind to acquire an additional franchise to operate another Franchised Business.

F.           Delegation of Duties. Company has the absolute right to delegate performance of any portion or all of its obligations under this Agreement to any third-party designee of its own choosing, whether the designee is Company's Affiliate, agent or independent contractor. In the event of a delegation of duties, the third-party designee shall perform the delegated functions in compliance with this Agreement.

Ill.           FRANCHISE LOCATION:  PROTECTED AREA.

A         Selection of Franchise Location; Award Of Protected Area.

1.  If the parties have mutually agreed upon the Franchise Location on or before the Effective Date, they shall indicate the Franchise Location's street address and the boundaries of the Protected Area on Schedule A which they shall execute at the same time they execute this Agreement, in which case the balance of this Section shall not apply to Franchisee.

2.  If the parties have not identified the Franchise Location on or before the Effective Date, Franchisee shall be responsible for selecting the Franchise Location, subject to Company's approval, pursuant to the procedures stated in this Section. The fact that Company may, in its sole discretion, offer Franchisee advice, recommendations or site location services of any kind shall not constitute an admission on Company's part that it is responsible for identifying potential sites, and Franchisee understands that site selection shall be and remain Franchisee's sole responsibility, subject to Company's right to approve the site. Following Company's written approval of Franchisee's proposed site as the Franchise Location, the parties shall amend this Agreement to set forth the Franchise Location's street address and the boundaries of the Protected Area on Schedule A. The parties' failure to execute Schedule A shall not invalidate this Agreement, Company's site approval or the designation of the Protected Area.

a.  In evaluating potential sites, Franchisee shall consider Company's current site selection criteria. If any, as set forth in the Confidential Manual as well as specifications for the design, appearance, trade dress elements, equipment layout and leasehold improvements of a typical Southern Hospitality Restaurant, which Company shall provide to Franchisee, without charge, following the parties' execution of this Agreement. Franchisee is solely responsible for investigating and complying with Applicable Law concerning development, occupancy and use of the Franchise Location and evaluating the suitability of a site as a Southern Hospitality Restaurant.

b.  To obtain Company's approval of a proposed site,  Franchisee shall submit a written site proposal to Company, in the form indicated in the Confidential Manual, which shall be accompanied by a letter of intent or copy of the proposed Lease setting forth all of the material terms and conditions for Franchisee's occupancy and use of  the proposed site as a Southern Hospitality Restaurant and the written agreement of the owner or master tenant of the proposed site to execute Company's-form Addendum to Lease. Franchisee shall be solely responsible for negotiating the terms of the Lease.  Presently, Company's policy is to only approve locations with interior seating for 150 people or more, exclusive of bar seating.  Company reserves the right to waive this requirement in its sole discretion.

c.  Following receipt of Franchisee's written site proposal, Company may, in its sole discretion, make an on-site visit to the proposed site at Company's expense if Company reasonably believes that physical inspection of the demographic  conditions of the area, or the proposed site, is necessary or desirable to evaluate Franchisee's proposal. Franchisee understands and agrees that the on-site visit is at Company's option and not required by this Agreement. If Franchisee proposes more than one site and Company determines that it must make more than one site visit in connection with the site review process, Company may carge Franchisee a Site Review Fee of $1,000/day plus reimbursement of Company's reasonable travel expenses, including, without limitation, expenses for air and ground transportation, lodging, meals, and miscellaneous travel-related personal charges, which shall be payable within 15 days of invoice.

d.  Company shall have 21  days following receipt of Franchisee's completed site proposal to complete any site visit that it chooses to make and approve or disapprove the proposed site by giving written notice to Franchisee (the "Site Approval Notice"). If Franchisee proposes more than one site, Company need only approve one site, or it may disapprove all proposed sites. Company's failure to give timely notice of approval shall constitute Company's disapproval of all sites proposed by Franchisee.

e.      Company's approval of a site signifies  only that the site meets Company's current site criteria and that the owner or master tenant of the proposed site will execute Company's form Addendum to Lease and permit Franchisee to occupy the site the purpose of operating a Southern Hospitality Restaurant on the terms of this Agreement. Company's approval of a site does not certify that Franchisee's development, use or occupancy of the site as a Southern Hospitality Restaurant will conform to Applicable  Law, or guaranty or warrant that operation of a Southern Hospitality Restaurant at the site will be successful or profitable. In approving the site, Company has no duty to investigate or inform Franchisee about the commercial building permits, availability of liquor license, zoning requirements and other building conditions applicable to developing the approved site as a Southern Hospitality Restaurant, which Franchisee is solely responsible for investigating.  The fact that Company may, in its sole discretion, offer Franchisee advice, recommendations or services in connection with site location, lease negotiation or building conditions shall not constitute an admission on Company's part that it is responsible for identifying potential sites, negotiating the Lease or investigating the feasibility of the site. Franchisee understands that site investigation, site selection and Lease negotiation are Franchisee's sole responsibility, subject to Company's right to approve the site on the terms of this Agreement. Franchisee understands that Company recommends that Franchisee retain the services of a professional site investigation company to help Franchisee evaluate the feasibility and costs of developing the site as a Southern Hospitality Restaurant.

B.        Protected Area and Territorial Rights.

1.      If Company approves the proposed site, Company's Site Approval Notice shall identify the boundaries of the Protected Area that Company will assign to the proposed site, which the parties shall indicate when they execute Schedule A. The Protected Area shall be as follows:

a.  If the proposed site is in an area that Company regards as a regional shopping mall, the Protected Area is the boundaries of the mall itself  including appurtenant parking areas.

b.  For all other locations, Company shall draw the boundaries of the Protected Area to encompass an approximate 2 mile radius drawn from center or front door of the proposed site. Provided, however, for densely populated areas the Protected Area may be less than two miles, which will be set forth on Schedule A.

2.   Company agrees not to open or operate, or grant others, including (without limitation) Company's Affiliates or unrelated persons, the right to open or operate, a Southern Hospitality Restaurant under the Southern Hospitality Licensed Marks anywhere in the Protected Area shown or described on Schedule A subject to Franchisee's compliance with this Agreement, the exclusions set forth in this Agreement and Company's reserved rights. Nothing in this Agreement gives Franchisee the right to object to Company's award of franchises to others for locations outside the Protected Area regardless of how close it may be located to the boundaries of the Protected Area. The rights and license awarded to Franchisee are nonexclusive.

3.  The Protected Area excludes all of the following types of properties that now, or in the future, are in the Protected Area:                ·

a.  Any airport properties, mass transit stations, professional sports stadiums, hotels or other lodging facilities, military bases, entertainment parks, casinos, universities or other types of schools in the Protected Area. Accordingly, Company and Company's Affiliates may establish, or award others the right to establish, Southern Hospitality Restaurants in any type of format operating under Southern Hospitality Licensed Marks at excluded airport properties, mass transit stations, professional sports stadiums, hotels or other lodging facilities, military bases, entertainment parks or .casinos that are, or may be, located within the in Protected Area.

b.  Any restaurant properties in the Protected Area that Company acquires as part of, and contemporaneous with, the acquisition of a chain of at least 3 or more restaurants regardless of their location (whether within or outside of the Protected Area) if, at the time of the acquisition, all restaurants in the chain do business under a trade name other than the Southern Hospitality Licensed Marks. Following the acquisition, Company may convert any or all of the restaurant properties in the Protected Area to a Southern Hospitality Restaurant or permit any of Company's Affiliates, then-current owner" or any other third party to operate the restaurant properties as a Southern Hospitality Restaurant under a franchise license from Company.

4.  Company furthermore reserves all other rights to engage  in activities in the Protected Area not specifically granted to Franchisee pursuant to this Agreement. Company's reserved rights extend to any retail or wholesale channel of distribution, whether the channel now exists or is developed in the future. Without limiting the foregoing, Company, on behalf of itself, Company's Affiliates and its or their other franchisees or licensees, may directly or indirectly, engage in any of the following activities. both within, and outside, the Protected Area without prior notice or compensation to, or consent of, Franchisee:

a.  Open and operate SouthernHospitality Restaurants at airport properties, mass transit stations, professional sports stadiums, hotels or other lodging facilities, military bases, entertainment parks, casinos, universities or other types of schools located in the Protected Area.

b.  Produce, license, distribute, market and sell goods and services of any kind, including, without limitation, Proprietary Products, through other retail and wholesale channels of distribution, including, without limitation, by means of electronic communication, the World Wide Web, mail order catalogues, direct mail advertising, and comparable methods that solicit business from customers by means not requiring a physical transaction at a retail or wholesale location.

c.  Produce, license, distribute, market and sell goods and services of any kind, including, without limitation, .Proprietary Products, from supermarkets, health food stores and other wholesale and retail food stores owned by third parties that are. not licensed to do business under Southern Hospitality Licensed Marks.

d.  Operate other restaurants and other kinds of business under trade names that are dissimilar to Southern Hospitality Licensed Marks that do not feature as the predominate menu item barbecue products.

5.  The designation of a Protected Area  does  not  give  Franchisee  the exclusive or preferential right over Company, Company's Affiliates or other franchisees or licensees to (i) to sell authorized goods or services to persons who reside or work in the Protected Area, (ii) to market or advertise its Southern Hospitality Restaurant in media that circulates, broadcasts or otherwise is directed to or  accessible  by  persons  in the  Protected Area, or (iii) otherwise use Southern Hospitality Licensed Marks or the Southern Hospitality System in the Protected Area.

C.    Relocation.

1.  If (i) the Lease expires or terminates for reasons other than Franchisee's breach; (ii) the Franchise Location or building in which the Franchised Business is located is destroyed, condemned or otherwise rendered unusable; or (iii) the parties' mutually believe that relocation will increase the business potential of the franchise, Franchisee shall relocate the Franchised Business, at Franchisee's sole expense, to a new location selected by Franchisee, and approved by Company, in accordance with Company's then-current site  selection procedures as specified in the Confidential Manual. Company shall indicate its approval of the new site by executing a new Site Approval Notice, which shall identify the boundaries of the new Protected Area which shall be awarded to the new site subject to the conditions, exclusions and reserved rights stated in this Agreement. The parties shall amend  Schedule A to reflect the address of the new Franchise Location.

2.  As part of the site approval process for the new location, Franchisee shall negotiate and submit to Company for Company's approval the proposed Lease for the new location. The owner or master tenant of the new location must agree to enter into Company's then-current Addendum to Lease form which Company requires new franchisees to execute.

3.  At Franchisee's sole expense, Franchisee shall construct and develop the new premises to conform to Company's then-current specifications for design,  appearance, trade dress elements, equipment plan and layout and leasehold improvements for new Southern Hospitality Restaurants, and remove any  signs, trade dress, equipment or similar property from the original Franchise Location which identified the original Franchise Location as belonging to the Southern Hospitality System. Development of the new location shall be subject to the terms and conditions of this Agreement applicable to development of the original Franchise Location.

4.  Franchisee shall use its best efforts to complete relocation without any interruption in the continuous operation of the Franchised Business unless Company's prior written consent is obtained. As a condition to consenting to a disruption in operations, Company may impose a maximum time period during which Franchisee shall complete relocation, which shall be reasonable under the circumstances compelling relocation. If Company consents to a disruption in operations and such operations temporarily cease, then Franchisee agrees that, until operations resume at the new location: (x) the term of this Agreement shall not be abated, and (y) Franchisee shall remain liable to pay Royalty Fees and Promotional Fund Fees in an amount equal to the average amount paid by Franchisee during the four (4) complete Calendar Quarters immediately preceding the date that operations cease or the shorter period that Franchisee has been in business at the original Franchise Location. Upon Franchisee's written request, Company may, in its sole discretion, agree in writing to waive the requirement that Franchisee pay the foregoing fees during the period that the original Franchise Location closes if Franchisee demonstrates reasonable efforts and progress in its relocation efforts. Franchisee's failure to accept or abide by the relocation requirements shall constitute a material breach of this Agreement and grounds for termination.

IV.   TERM AND RENEWAL.

A.  Term. This Agreement shall begin on the Effective Date and shall  expire without notice 10 years from the Effective Date, unless this Agreement is sooner terminated as provided  herein.

B.  Renewal Term. Franchisee shall have an option to renew the franchise for 2 successive terms, each for an additional 5 years (each 5 year period is a "Renewal Term" or and successively the "First Renewal Term" and "Second Renewal Term" and each option to renew is referred to as a "Renewal Option"). To exercise each Renewal Option, Franchisee must comply with the following conditions:

 1.  Franchisee must give Company written notice of Franchisee's election to renew (the "Renewal Notice") at least 9 Calendar Months, but not more than 12 Calendar Months, before the end of the Term or the First Renewal Term, as applicable. The first Renewal Term shall begin on the day immediately following the expiration of the Term and the second Renewal Term shall begin on the day immediately following the expiration of the first Renewal Term The Renewal Option for the second Renewal Term shall be cancelled if Franchisee does not timely and effectively exercise the Renewal Option for the first Renewal Term.

2.  Company must be granting new franchises Southern Hospitality Restaurant in the United States at the time when Franchisee is permitted to exercise each Renewal Option.

3.  Each Renewal Notice must each be accompanied by a non-refundable renewal fee equal to 25% of the Initial Franchise Fee that Company is then charging for a new franchise awarding the right to operate one Southern Hospitality Restaurant in the state in the United States where the Franchised Business is located.

4.  Franchisee must not be in default under this Agreement or any successor Franchise Agreement at the time Franchisee gives the Renewal Notice or on the first day of the applicable Renewal Term. Further, Franchisee must not have received more than 3 notices of default during any 24-Calendar Month period during the Term or the first Renewal Term, as applicable, whether or not the notices relate to the same or to different defaults, and whether or not the defaults have each been timely cured by Franchisee.

5.  To exercise each Renewal Option, Franchisee shall execute Company's then-current form of Franchise Agreement for a 5-year .term, which Franchise Agreement shall supersede this Agreement or any successor Franchise Agreement in all respects except as follows: (i) Franchisee shall have not have the renewal rights stated in the new Franchise Agreement,   but  shall   instead   have  the   Renewal   Options  set  forth   in  this  Agreement; (ii) Franchisee shall not be required to pay the Initial Franchise Fee stated in the new Franchise Agreement, but instead shall pay the renewal fee stated in this Agreement; and (iii) Franchisee shall not be required to participate in the Initial Training Program described in the new Franchise Agreement intended for new franchisees. Franchisee understands that each new Franchise Agreement may be materially different than this Agreement, including, without limitation, requiring payment of additional or different fees to Company.

6.  Franchisee shall satisfy Company's then-current training requirements, if any, for renewing franchisees.

7.  Franchisee shall satisfy Company's then-current appearance, trade dress elements, design standards, equipment and leasehold improvement specifications that apply to new Southern Hospitality Restaurants, including (without limitation) conforming the Franchised Business to Company's then-current design, appearance, trade dress elements and imaging requirements; signs; equipment, furnishings and fixtures; and accounting and recordkeepi ng systems.

8.  Franchisee shall execute and deliver a general release, in  form satisfactory to Company, of any and all claims against Company, Company's Affiliates and their respective officers, directors, shareholders, employees and agents.

C.  Ineffective Exercise of Renewal Option.   Franchisee's  failure  to  deliver  the agreements and release required by this Section within 30 days after Company delivers them to Franchisee shall be deemed an election by Franchisee not to exercise the applicable Renewal Option.

D.  Extension.  If Company is in the process of revising, amending or renewing its franchise disclosure documents or registration to setr franchises in the state where the Franchised Business is located, or, under Applicable Law, cannot lawfully offer Franchisee its then-current form of Franchise Agreement at the time Franchisee delivers a Renewal Notice, Company may, in its sole discretion, offer to extend the terms and conditions of this Agreement on a Calendar Month to Calendar Month basis following the expiration of the Term (or the first Renewal Term, as applicable) for as long as Company deems necessary so that Company may lawfully offer its then-current form of Franchise Agreement; provided, however, nothing in this Section shall require Company to extend this Agreement if, at the time Franchisee delivers the Renewal Notice (i) Company is not granting new franchises, or (ii) Franchisee is in default under this Agreement or a successor Franchise Agreement.

E.           Failure to Satisfy Renewal Conditions.  If any renewal condition is not timely satisfied, this Agreement will expire on the last day of the Term (or the first Renewal Term, as applicable) without further  notice from Company;  provided, however, Franchisee  shall remain obligated to comply with all provisions of this Agreement which expressly, or by their nature, survive the expiration or termination of this Agreement.

V.    FRANCHISE LOCATION DEVELOPMENT AND OPENING DATE.

A           Site Investigation and Execution of Lease and Addendum to Lease.  Franchisee is solely responsible at its expense for identifying all .commercial building permits, zoning requirements and other building conditions that may affect the cost of developing the approved site as a Southern Hospitality Restaurant and the feasibility of securing a beer and wine license for the approved site. Company shall recommend the name of at least one professional site investigation firm to assist Franchisee prepare this analysis, but Franchisee may utilize the services of any qualified professional site investigation firm of its own choosing. Company recommends that Franchisee complete the site analysis and a preliminary construction budget before signing the Lease and Addendum to Lease.

B.        Franchisee's Design Plans.

1.  Cmpany shall provide Franchisee with Company's specifications for the design, appearance, trade dress elements, equipment and leasehold improvements of Southern Hospitality Restaurant after the parties execute this Agreement, which Franchisee shall use to evaluate potential sites for the Franchise Location. Franchisee understands that Company's specifications may not reflect the requirements of Applicable Law governing public accommodations for persons with disabilities or similar rules, building codes, zoning restrictions, permit requirements or applicable Lease restrictions.

2.         At Franchisee's sole expense, Franchisee shall retain the services of the architectural and kitchen design companies to prepare detailed construction documents that adapt Company's specifications to the specific dimensions, square footage and conditions of the Franchise Location and to the requirements of the Lease and Applicable Laws ("Franchisee's Design Plans"). Franchisee's Design Plans shall address, without limitation, exterior signs, lighting, flooring, mechanical systems, electrical systems, plumbing, carpentry, wall coverings, ceiling treatments, exhaust/ventilation systems, restaurant dining, cooking and storage areas, general trade dress components and any other improvements that Company permits Franchisee to install and use in the Franchise Location, together with such other information as may be specified in the Confidential Manual. Franchisee shall enter into the services agreement with each designated company in the form attached to the Disclosure Document. The fact that Company may recommend the architectural and kitchen design companies that Franchisee uses to prepare Franchisee's Design Plans shall not (i) excuse Franchisee from the duty to obtain Company's approval of Franchisee's Design Plans, (ii) make Company responsible for repairing Franchisee's Design Plans; or (iii) make Company liable for design or construction work, delays or defects of any kind.

3.  Fanchisee is solely responsible for investigating the requirements of Applicable Law governing public accommodations  for persons with disabilities or similar rules, building codes, permit requirements, zoning restrictions· or applicable Lease restrictions and conforming Franchisee's Design Plans to such requirements.

4.  Fanchisee shall submit Franchisee's Design Plans to Company for approval before Franchisee may begin permitting, construction or development of the Franchise Location. Company shall have 15 days to review Franchisee's Design Plans and notify Franchisee in writing of its rejection or approval of Franchisee's Design Plans or its approval subject to specified modifications. Company's failure to give Franchisee timely notice shall constitute Company's disapproval of Franchisee's Design Plans as submitted. Company's approval of Franchisee's Design Plans, with or without additional conditions, does not certify that Franchisee's development,  use or occupancy of the site as a Southern Hospitality Restaurant pursuant to Franchisee's Design Plans as approved will conform to Applicable Law or guaranty or warrant that operation of a Southern Hospitality Restaurant  at the site will be successful or profitable

C.        Development of Franchise Location.

1.  Franchisee shall cause all construction and other development work to be carried out in compliance with the version of Franchisee's Design Plans that Company approves. Franchisee shall not make any material changes to the Franchisee's Design Plans without first submitting the changes in writing to Company for its approval.

2.  Franchisee shall not begin construction until Franchisee delivers to Company a copy of the fully-executed Lease and Addendum to Lease.

3.  Company recommends that Franchisee retain the services of a construction manager to handle bidding and construction administration. Company shall recommend at least one construction management firm. If Franchisee does not elect to hire the firm that Company recommends, Franchisee shall obtain Company's prior written approval of the firm before retaining the firm.

4.  Franchisee shall cause all construction and development work to conform with the Lease and Applicable Law, including, without limitation, all government and utility permit requirements (such as, for example, zoning, sanitation, building, utility and sign permits). Franchisee shall complete development of the Franchise Location diligently, expeditiously and in a first-class manner at Franchisee's sole expense. Company shall have access to the Franchise Location to inspect the work and performance by Franchisee's construction personnel.

5.  Franchisee is solely responsible for purchasing, leasing or licensing all of the equipment, fixtures, furniture, computer and software systems, trade dress elements, signs, supplies, materials and decorations required for development and operation of Southern Hospitality Restaurant meeting Company's specifications in the Confidential Manual from recommended, approved or required sources as directed by Company in the Confidential Manual and this Agreement. Company or Company's Affiliate may be included as a recommended supplier.

6.  Franchisee understands and agrees that it is solely responsible for selecting competent construction personnel and for supervising, and for the acts and omissions of, its construction personnel. Franchisee shall obtain all customary contractors' lien waivers for the work performed.

7.  Company shall have no responsibility for any delays in development or opening of the Franchised Business or for any loss resulting from the design of the Franchise Location or approval of Franchisee's Design Plans. Company shall have access to the Franchise Location to inspect the work and performance by Franchisee's construction personnel, but is not obligated to inspect the project periodically during development or upon completion. Franchisee understands and agrees that if Company inspects the work and performance of Franchisee's construction personnel, the inspection is not for purposes of reviewing or certifying that development is in compliance with the Lease or Applicable Laws, but solely to evaluate that development conforms with the version of Franchisee's Design Plans that Company has approved and otherwise with Company's specifications for design, appearance, trade dress elements and leasehold improvements.

D.       Opening Date.

1.      It shall be a material breach of this Franchisee for Franchisee to open, or attempt to open, the Franchise Location for business to the public under Southern Hospitality Licensed Marks before Company issues Franchisee a written completion certificate. The certificate shall signify that Company finds that (i) the Franchise Location, as built, substantially conforms to the version of Franchisee's Design Plans that Company has approved, and (ii) Franchisee has met all other pre-opening requirements including, without limitation, completing the Owner Orientation and Management Training modules of the Initial Training program offered before opening, qualifying at least one· person as a Certified Manager, and supplying Company with proof of all required insurance coverage all in accordance with the requirements of this Agreement and proof of the necessary licenses to serve the beer and wine selections that Company requires from time to time. The date after Company issues a written completion certificate on which the Franchised Business actually opens for business to the public is the opening date ("Opening Date").

2.  Company may terminate this Agreement effective upon written notice to Franchisee if Franchisee fails to use its best efforts to complete construction and meet the other pre-opening requirements of this Agreement  by no later than 270 days after the Effective Date. If this Agreement terminates for the reasons stated in this Section, Franchisee shall not be entitled to a refund of any fees or other payments paid to Company or Company's Affiliates.

3.   If Franchisee believes Company has failed to adequately provide any services which this Agreement requires Company to perform before or in connection with the Franchised Business' opening, whether  in regard to site selection, site development, the Initial Training Program, or any other matter affecting the establishment and opening of the Franchised Business, Franchisee shall notify Company in writing within 60 days following the Opening Date setting forth in its written notice the particular services which Franchisee believes Company has not adequately provided. Absent timely written notice to Company, Franchisee shall be deemed to acknowledge conclusively that all required services to be performed by Company before or in connection with the Franchised Business' opening were provided adequately in Franchisee's judgment.

VI.  TRAINING.

A.       Initial Training Program.

1.  The parties shall mutually schedule the Owner Orientation module, and the General Manager, Assistant General Manager, Kitchen Manager and Kitchen Supervisor tracks of the Restaurant Management module, of the Initial Training Program so that persons who attend the modules and tracks complete them at least 60 days before the  expected Opening Date. The Owner Orientation and Restaurant Management modules shall take place at a location which Company designates. Company shall provide the New Store Opening module at the Franchise Location during the period before and after the Opening Date. Franchisee understands and acknowledges that all meals eaten at Franchisee's Restaurant by Company's representatives during the New Store Opening module shall be at Franchisee's sole cost and expense.

2.  At a minimum, Company requires that the following individuals complete the following portions of the Initial Training Program: (i) Franchisee or at least one Primary Owner must complete the Owner Orientation module; (ii) at least 4 different individuals (any one or more of whom may be a different Primary Owner) must complete each one of the separate General Manager, Assistant General Manager, Kitchen Manager and Kitchen Supervisor tracks of the Restaurant Management module according to their job category; (iii) all opening employees must complete the New Store Opening Module.

3.  Company shall limit enrollment in the Owner Orientation module to an individual who is the Franchisee or a Primary Owner of the Franchisee. Company shall also (i) limit enrollment  in the separate tracks of the Restaurant Management module according to the person's job category, and (ii) establish minimum experience criteria in order for an individual to qualify for the designation of General Manager, Assistant  General  Manager, Kitchen Manager or Kitchen Supervisor. Company shall identify its minimum experience criteria in the Confidential Manual, which Company may revise at any time, with the new criteria applying prospectively to persons whom Franchisee hires or retains after the date that the new criteria become effective. Franchisee understands and agrees that it may not designate an individual as a General Manager, Assistant General Manager, Kitchen Manager or Kitchen Supervisor of the Franchised Business unless the individual meets Company's minimum experience criteria and enrolls in, and completes, the appropriate track of the Restaurant Management module matching the job category or receives equivalent instruction from Franchisee if Franchisee has attained Training Store Certification.

4.      Subject to the Company's right to limit enrollment in the Owners Orientation and Restaurant Management modules of the Initial Training Program to persons wfllo meet Company's minimum experience criteria as provided in this Section, Franchisee may enroll a total of up to 4 individuals in the Owners Orientation and Restaurant Management modules (combined) of the Initial Training Program which Company provides before the Opening Date without  paying any tuition or training fee to Company. Franchisee may request permission to enroll more than 4 individuals in the Owners Orientation and Restaurant Management modules (combined) of the Initial Training Program which Company provides before the Opening Date subject to space availability and their meeting the appropriate qualifications for a training fee of $250/day/person.

5.      If Franchisee is executing this Agreement in connection with exercising the Renewal Option, in consideration of Franchisee's payment of a renewal fee, Franchisee shall be entitled to participate in any training program that Company then provides for renewing franchisees on the same basis as other franchisees renewing contemporaneously.

6.      Franchisee understands and agrees that Company may modify the Initial Training Program at any time without prior notice to Franchisee. Although, the Initial Training Program, as of the Effective Date, consists of separate modules and tracks, Company's modifications may involve adding, deleting, shortening or lengthening modules or tracks, changing the location, duration, content or scope of the Initial Training Program, or changing instructors or mandatory training requirements.

7.       Franchisee  further  understands  and  acknowledges  that,  although Company may have approved one (1) or more of Franchisee's Managers prior to their attendance and Company's training program, Company reserves the right, in its sole discretion, to recommend or require Franchisee to replace any Manager if, during the course of the training program, Company determines that such Manager is not suitable to act as a Southern Hospitality Manager.

B.  Training Store Certification.

1.  Any time after 3 months from the Opening Date, Franchisee may apply for Training Store Certification upon demonstrating to Company's satisfaction that  the Franchised Business meets Company's then-current minimum performance criteria published in the Confidential Manual. If Company accepts Franchisee's application, the parties shall schedule a mutually convenient time for Company to provide Company's "train-the-trainer" instructional course at the Franchise Location to Franchisee's General Manager, Assistant General Manager and Kitchen Manager. As a condition to attaining Training Store Certification, Company may require Franchisee to enroll at least three employees, one General Manager, Assistant General  Manager and Kitchen Manager, in the same "train-the-trainer'' instructional course. Upon Franchisee's General Manager, Assistant General Manager and Kitchen Manager successful completion of Company's "train-the-trainer'' instructional course, Company shall award Training Store Certification to Franchisee. Franchisee shall retain the designation for as long as (i) the Franchised Business continues to meet Company's then-current minimum performance criteria, which Company may modify at any time, and (ii) the management-level employees who successfully complete Company's "train-the-trainer'' instructional course remain responsible for training Franchisee's other employees ·in the subjects for which Company certifies them to teach. Company shall not charge any fee to provide the "train-the-trainer'' instructional course once during the Term, however, Franchisee shall reimburse Company for Company's reasonable travel expenses, including, without limitation, expenses for air  and ground transportation, lodging, meals, and miscellaneous travel-related personal charges in providing the "train-the-trainer'' instructional course at the Franchise Location.

2.      Company may modify the minimum requirements for maintaining Training Store Certification at any time upon not less than 30 days' notice, but will give Franchisee a reasonable amount of time to attain the new requirements. If Company revokes Franchisee's Training Store Certification, Franchisee may reapply for Training Store Certification by (i) demonstrating to Company's satisfaction that the Franchised Business meets Company's then-current minimum performance criteria published in the Confidential Manual, and (ii) paying Company's then-current training fee and re-enrolling Franchisee's then-current management team in the "train-the-trainer'' instructional course. Franchisee shall pay Company its then current Training Store Certification training fee even if the parties mutually agree to waive attendance by General Manager, Assistant General Manager or Kitchen Manager, or all of them, in the "train-the-trainer" instructional course based upon prior attendance and successful completion of the course.

3.  By mutual arrangement, Franchisee may seek to qualify later-hires or additional management-level employees who perform the duties of General Manager, Assistant General Manager or Kitchen Manager in Company's "train-the-trainer'' instructional course by paying Company's then-current training fee.

4.  Franchisee understands that Company has no obligation to teach the "train-the-trainer" instructional course in the Franchise Location more than once during the Term. After providing the "train-the-trainer'' instructional course once in the Franchise Location, if Franchisee applies for recertification, Company shall designate the location of any additional "train-the-trainer'' instructional courses in which Franchisee may enroll its management-level employees.                                                                           ·

C.      Additional Training.

1.     After the Opening Date, Franchisee may request permission to enroll additional persons in one or more of the tracks of the Restaurant Management module (or then current equivalent) or receive additional training and on-site assistance.

2.  Franchisee understands and agree that all additional training shall be at mutually scheduled times, subject to space availability and Company's other training commitments, and that, as a condition to receiving additional training, Franchisee must pay Company's then-current per person training fees stated in the Confidential Manual. In connection with additional instruction provided at the Authorized Location, Franchisee shall also reimburse Company for Company's reasonable travel expenses, including, without limitation, expenses for air and ground transportation, lodging, meals, and miscellaneous travel-related personal charges.

D.       Continuing Training.

1.  Company may periodically offer continuing training programs at one or more locations that it shall designate and require attendance by Franchisee, a Primary Owner of a Franchisee that is a Business Entity, a Certified Manager or a particular employee category, such as General Manager, Assistant General Manager, Kitchen Manager, Kitchen Supervisor or so forth; provided, however, Company shall not require that more than 2 persons designated by Company complete more than 3 days of continuing training during any 12 Calendar Month period. Company shall not charge a training fee for any mandatory continuing training classes. Franchisee shall be solely responsible for covering the· personal expenses of its employees attending continuing and additional training programs, including transportation, lodging, food, salary and other personal charges.

2.  In connection with any Event of Transfer, the proposed transferee or its Primary Owner and its designated management and supervisory-level  employees  must complete Company's then-current  Initial Training Program to Company's satisfaction and qualify at least one management-level employee as a Certified Manager. The proposed transferee shall be solely responsible for all personal expenses that the .transferee and its employees incur in connection with such training, including transportation, lodging, food, salary and other personal charges. Franchisee shall remain responsible for operation and management of the Franchised Business until the proposed transferee's  employees  complete the then-current  Initial Training Program and Franchisee qualifies at least one person as a Certified Manager.

E.      General Conditions re: Training. Franchisee understands and agrees that (i) it is solely responsible for all personal expenses that it and  its employees  and  independent contractors incur to attend any of the training programs that Company offers whether before or after the Opening Date, including, without limitation, costs for air and  ground transportation, lodging, meals, personal expenses and salaries, and (ii) Company will not pay compensation for any services performed by trainees during any training program   provided   by  Company. Franchisee agrees to allow Company to train  persons unaffiliated to Franchisee at the Franchise Location at a time mutually convenient to  Franchisee and Company and without compensation or reimbursement to Franchisee, not to exceed 30 days in any Calendar Year.

VIII.  SOUTHERN HOSPITALITY INTELLECTUAL PROPERTY.

A.      Ownership. Franchisee understands and agrees that, as between the parties, Company owns all rights in the Southern Hospitality System and its various components, and Franchisee owns no rights in the Southern Hospitality System except for the license granted by · this Agreement.  Franchisee agrees not to contest, or assist any other person to contest, the validity of Company's rights and interest in the Southern Hospitality System, or any component thereof, either during the Term or after this Agreement terminates or expires.

B.       Use of Southern Hospitality System.

1.  In operating the Franchised Business, Franchisee shall (i) use only the Southern Hospitality Licensed Marks and elements of Southern Hospitality System designated by Company and only in the manner authorized and permitted by Company; (ii) use Southern Hospitality Licensed Marks only in connection with the operation of the Franchised Business and not in connection with any other unrelated activities; (iii) display notices of trademark and service mark registrations in the exact manner that Company specifies; (iv) obtain fictitious or assumed name registrations as required by Applicable Law; and (v) prominently post notices to customers, suppliers and others with whom Franchisee deals informing them that Franchisee is the independent owner of the Franchised Business operating under a license from Company.

2.  Franchisee shall not use any of the Southern Hospitality Licensed Marks or any part thereof: (i) in its corporate or legal name (if Franchisee is a Business Entity); (ii) with any prefix, suffix or other modifying words, terms, designs, colors or symbols; (iii) in  any modified form; (iv) in connection with the sale of any unauthorized goods or services; (v) in any manner not expressly authorized in writing by Company; or (vi) in any manner that may result in Company's liability for Franchisee's debts or obligations.

3.  Franchisee shall not cover up, remove or alter any patent, copyright, trademark or other notices that Company requires Franchisee to use to signify Company's ownership of, or rights in, the Southern Hospitality Intellectual Property. ·

4.  Company reserves the right to: (i) modify or discontinue licensing any of the Southern Hospitality Intellectual Property or other features of the Southern Hospitality System; (ii) add new names, marks, designs, logos or commercial symbols to Southern Hospitality Licensed Marks and require that Franchisee use them; (iii) modify or discontinue practices, components or requirements incorporated within the  scope  of  the  Southern Hospitality  System  as  of  the  Effective  Date;  and  (iv) require  that  Franchisee  introduce  or observe new practices as part of the Southern Hospitality System in operating the Franchised Business. Franchisee understands that Company at any time, without notice to Franchisee, may modify the Southern Hospitality System, in which case, Franchisee shall  comply,  at Franchisee's sole expense, with Company's directions regarding  changes in  Southern Hospitality System within a reasonable time after written notice from Company. Company shall have no liability to Franchisee for any cost, expense, loss or damage that Franchisee incurs in complying with Company's directions and conforming to required changes to the Southern Hospitality System.

5.  Franchisee understands and agrees that any unauthorized use of the Southern Hospitality Licensed Marks or the Southern Hospitality System or its components by Franchisee shall constitute both a breach of this Agreement and an infringement of Company's intellectual property rights.

C,   Defense of the Southern Hospitality System.

1.  Company shall have the sole right to handle disputes with third parties challenging Company's or Company's Affiliates' or their respective owners' rights in, or Franchisee's use of, the Southern Hospitality Licensed Marks or the Southern  Hospitality System or its components.

2.  Franchisee shall immediately notify Company in writing if Franchisee receives notice, or is informed, of any: (i) improper use of any of the components of  the Southern Hospitality System; (ii) use by any third party of any mark, design, logo or commercial symbol which, in Franchisee's sole discretion, may be confusingly similar to any of the Southern Hospitality Licensed Marks; (iii) use by any third party of any business practice which, in Franchisee's sole discretion, unfairly simulates the Southern Hospitality System in a manner likely to confuse or deceive the public; or (iv) claim, challenge, suit or demand asserted against Franchisee based upon Franchisee's use of any of the components of the Southern Hospitality System. A legal proceeding, demand or threat encompassing the subject matters described in (i), (ii}, (iii) and (iv) is collectively referred to as a "Third Party Claim."

3.  Company shall have sole discretion to take such action as it deems appropriate, including, without limitation, to take no action, and the sole right to control any legal proceeding or negotiation arising out of a Third Party Claim.

4.  Franchisee shall not settle or compromise any Third Party Claim and agrees to be bound by Company's decisions over how to handle a Third Party Claim. Franchisee shall cooperate fully with Company and execute such documents and perform such actions as may, in Company's sole discretion, be necessary, appropriate or advisable in the defense of a Third Party Claim and to protect and maintain Company's or Company's Affiliates' or their respective owners' rights in, or Franchisee's use of, the Southern Hospitality System or any of its components.

5.  Company's indemnity obligation set forth in this Section shall not extend to any Third Party Claim which is based, directly or indirectly, upon Franchisee's misuse of the Southern Hospitality System. In all other situations, Company agrees to defend Franchisee against the Third Party Claim,  provided Franchisee has notified Company immediately after learning of the Third Party Claim and fully cooperates in the defense of the Third Party Claim. Because Company will defend the third party claim, Franchisee is not entitled to be reimbursed for  legal or  other  professional fees  or costs  paid to  independent  legal counsel  or others  in connection with the matter. Notwithstanding Company's agreement to defend Franchisee under the conditions stated in this Section, Franchisee understands and agrees that Company is not liable to indemnify or reimburse Franchisee for any liability, costs, expenses, damages or losses that Franchisee may sustain as a result of the Third Party Claim, with the exception that Company shall (i) reimburse Franchisee for Franchisee's actual direct costs  to change  any signs, employee work wear or other materials that bear Southern Hospitality Licensed Marks or change any property incorporating any other feature of the Southern Hospitality System that is found to infringe the rights of a third party, and (ii) if a judgment is rendered against Franchisee, indemnify Franchisee for the amount of the judgment. Franchisee shall assign to Company any claims that it may have against the third party asserting the infringement claim. Franchisee, on behalf of itself and its Affiliates hereby waives any claim against Company, Company's Affiliates, and their respective officers, directors, shareholders, employees and agents for lost profits or consequential damages of any kind based on Third Party Claims involving the Southern Hospitality System.

6.  The rights granted to Franchisee under this Section shall be Franchisee's sole and exclusive remedy for any infringement by any part of the Southern Hospitality System.

VIII.  CONFIDENTIAL MANUAL.

A.     Loan

1.  Company will loan Franchisee one copy of its current Confidential Manual for as long as this Agreement is in effect. The Confidential Manual is, and at all times shall remain, Company's sole property and shall promptly be returned to Company upon expiration, termination or an assignment of this Agreement.

2.      Franchisee shall treat all information contained in the Confidential Manual as confidential, and shall use all reasonable efforts to keep the information secret. Franchisee shall not, without Company's prior written consent, copy, duplicate, record or otherwise reproduce the Confidential Manual, in whole or in part, or otherwise loan or make it available to any person not required to have access to its contents in  order to carry out his or her employment functions. To the extent that the Confidential Manual is furnished in a printed "hard" copy rather than electronically, Franchisee shall take adequate precautions to ensure that when the Confidential Manual is not in use by authorized personnel, Franchisee shall keep the Confidential Manual in a locked receptacle at the Franchise Location and shall only grant authorized personnel, as defined in the Confidential Manual, access to the key or lock combination of the receptacle. To the extent that the Confidential Manual is furnished in electronically or in an equivalent format, Franchisee shall only share the access password with authorized personnel.

3.  The Confidential Manual contains both mandatory and recommended specifications, standards, procedures, rules and other information pertinent to the Southern Hospitality System and Franchisee's obligations under this Agreement. The Confidential Manual, as modified by Company from time to time, is an integral part of this Agreement and all provisions now or hereafter contained in the Confidential Manual or otherwise communicated to Franchisee in writing are expressly incorporated in this Agreement by this reference and made a part hereof. Franchisee shall fully comply with all mandatory requirements now or hereafter included in the Confidential Manual, and understands and agrees that a breach of any mandatory requirement shall constitute a breach of this Agreement and grounds for termination.

B.  Updating. Company reserves the right to modify the Confidential Manual from time to time to reflect changes that it may implement in the mandatory and recommended specifications, standards and operating procedures of the Southern Hospitality System. All revisions will be reflected in written or electronic supplements to the Confidential Manual or in other written or electronic communications delivered to Franchisee, and each supplement or communication shall become effective upon receipt or on the later date specified by Company. If updates are provided by "hard" copy (as opposed to electronically or in some comparable format), Franchisee shall insert any updated pages in its copy of the Confidential Manual upon receipt and remove superseded pages and return them to Company within 5 days following receipt. Franchisee shall immediately conform its operations to all revisions in mandatory specifications, standards, operating procedures and rules prescribed by Company.

C.  Lost or Destroyed Confidential Manual. Franchisee shall promptly notify Company if any volume or part of its copy of the Confidential Manual is lost or destroyed for any reason. Provided (i) the loss is not the result of Franchisee's breach of its duty to  keep the contents of the Confidential Manual confidential, and (ii) Franchisee is not otherwise in default under this Agreement, Company shall furnish Franchisee with the needed replacement copy or portion of the current Confidential Manual. Franchisee shall pay  Company a replacement Confidential Manual fee of $250, per volume, plus all shipping expenses, in full within 10 days following receipt of invoice. If either (i) or (ii) is not  satisfied, Company may terminate this Agreement on account of the loss or destruction of  th Confidential Manual or any portion thereof.

IX.  CONFIDENTIAL I NFORMATION.

A.     Limitations on use of Confidential Information. Franchisee acknowledges  that Company will disclose Confidential  Information to Franchisee by loaning Franchisee a copy of Confidential Manual, providing other written instructions and bulletins, arranging for the supply of Proprietary Products, and otherwise through the performance of Company's  obligations and the exercise of  its  rights  under  this  Agreement.  Franchisee  shall  acquire  no interest  in Confidential  Information, other than a license to  utilize it in the  operation of  the  Franchised Business subject to the terms of this Agreement.

1.  Franchisee's use, publication or duplication of Confidential Information for any purpose not authorized by this Agreement constitutes an unfair method of competition by Franchisee and, additionally, grounds for termination of this Agreement.

2.  Pursuant to this Agreement, Franchisee shall deliver to Company a separate Confidentiality, Non-Disclosure and Non-Competition Agreement in the form required by Company, executed by Franchisee and by each person who is now, or during the Term becomes, a Covered Person.

3.  Franchisee agrees to: (i) confine disclosure of Confidential Information to those of its management-level employees and agents who require access in order to perform the functions for which they have been hired or retained; and (ii) observe and implement reasonable procedures prescribed from time to time by Company to prevent the unauthorized or inadvertent use, publication or disclosure of Confidential Information including, without limitation, requiring that any employee with access to Confidential Information, who are not otherwise required to sign a Confidentiality, Non-Disclosure and Non-Competition Agreement, execute Company's current form of Confidentiality Agreement with Franchisee. Upon request from Company, Franchisee shall deliver to Company a copy of each executed Confidentiality, Non- Disclosure and Non-Competition Agreement for its records. Company may terminate this Agreement if Franchisee, or any person required by this Agreement to execute Company's form of Confidentiality, Non-Disclosure and Non-Competition Agreement, or Company's form of Confidentiality Agreement, with Company or Franchisee, breaches that Agreement. All agreements contained in this Agreement pertaining to Confidential Information shall survive the expiration, termination or Franchisee's assignment of this Agreement.

4.  The provisions concerning non-disclosure of Confidential Information shall not apply if disclosure of Confidential Information is legally compelled in a judicial or administrative proceeding if Franchisee has used its best efforts to provide Company a reasonable opportunity to obtain an appropriate protective order or other assurance satisfactory to Company of confidential treatment for the information required to be disclosed.

B.     Assignment of Copyrights.
1.      Franchisee and Company acknowledge that, during the Term, Company may authorize Franchisee to use certain works in operating the Franchised Business for which Company owns a copyright, or owns a license to use a copyrighted work granted by a third party (collectively referred to as the "Copyrighted Works"). Any Copyrighted Works which Company permits Franchisee to use pursuant to this Agreement are, and shall remain, part of the Southern Hospitality Intellectual Property and Franchisee shall acquire no interest in the Copyrighted Works, other than a license to use those Copyrighted Works that Company designates in the operation of the Franchised Business subject to the terms of this Agreement.

2.      Franchisee understands and agrees that the Copyrighted Works may include, without limitation, the Confidential Manual, advertising and promotional materials supplied by Company, any proprietary software that may Company may license to Franchisee, and other categories of works eligible for protection under federal trademark, patent or copyright laws that are created by, or for, Company and are designated by Company for use in connection with operating a Southern Hospitality Restaurant.

3.  To the extent Franchisee creates, or arranges to have created for Franchisee's benefit, any improvement or work eligible for protection under federal trademark, patent or copyright laws, Franchisee shall execute, or have the creator execute, all documents necessary to assign all intellectual property and ownership rights in the improvement or work to Company. Franchisee understands and agrees that the consideration for the assignment is the grant of the franchise to Franchisee.

4.  Franchisee understands and agrees that nothing in this Agreement shall constitute or be construed as Company's consent to Franchisee modifying, or creating any derivative work based upon, any of the Copyrighted Works. Franchisee must obtain Company's prior written consent before modifying or creating, directly or indirectly, any type of derivative work based on any Copyrighted Works.                               ·

X.  ADVERTISING.     Recognizing` the value of advertising   and   the importance of standardizing advertising to maximize goodwill in the Southern Hospitality Licensed Marks, enhance general consumer awareness of Southern Hospitality Restaurants, and promote the Franchised Business, Franchisee agrees as follows:

A.   Local Advertising.
1.   Starting with the Opening Date and continuing for the remainder of the Term, Franchisee shall spend, without offset, credit or deduction of any nature, an amount equal to 1% of Franchisee's Gross Sales each Calendar Month on advertising and promotion in Franchisee's market to publicize the Franchised Business ("Local Advertising Expenditure"). Franchisee shall substantiate its Local Advertising expenditures upon request using Company's forms.

a.  If at the end of any given Calendar Year, Franchisee has not spent in the aggregate a total of 1% of Franchisee's Gross Sales for the Calendar Year on Local Advertising  Expenditures, then Franchisee shall promptly pay the difference, plus an amount equal to 25% of the difference, to Company, which· funds shall be deposited into the Promotional Fund. Amounts spent on grand opening advertising shall not be counted toward satisfaction of the Local Advertising Expenditure requirement.

b.  Company shall credit Franchisee's payments for approved electronic and print directory listings towards the Local Advertising Expenditure. However, amounts that Franchisee spends on grand opening advertising or pays as Promotional Fund Fees shall not be credited toward the Local Advertising Expenditure.

2.   Franchisee shall comply with the written guidelines for Local Advertising set forth in the Confidential Manual. Franchisee understands that Company's written guidelines for Local Advertising may include  (without limitation) the requirement that Local Advertising contain notices of Company's website domain name or similar information indicating the availability of Southern Hospitality Restaurant franchises from Company in the manner that Company designates. All Local Advertising must be clear, factual and not misleading and conform to both the highest standards of ethical advertising and marketing and Company's written guidelines and other marketing policies that Company prescribes from time to time.

3.  Franchisee shall not use, disseminate, broadcast or publish any Local Advertising without first obtaining Company's written approval of the copy, proposed media, method of distribution and marketing plan for the proposed Local Advertising. To apply for Company's approval of a proposed Local Advertising, Franchisee shall submit a true and correct copy, sample or transcript of the proposed Local Advertising, together with a written business plan which explains the proposed media plan, promotional event or other intended use of the proposed Local Advertising. Company shall have 20 days from the date of receipt in which to approve or disapprove of the submitted materials. If written approval is not received by the end of 20 days, Company shall be deemed to have rejected the proposed Local Advertising. If written approval is given on or before the end of 20 days, Franchisee may use the proposed Local Advertising, but only in the exact form submitted to Company.

4.  Franchisee shall have the right to  determine the prices at which Franchisee sells all authorized goods and services. Submission of a proposed Local Advertising to Company for approval shall not be for purposes of allowing Company to approve Franchisee's prices, over which Company shall have no control. At Company's request, Franchisee shall display in the Franchise Location any. promotional  materials related to any Company chain-wide advertising campaigns  or advertising the availability of franchises; provided, however, that nothing herein shall require Franchisee to participate in any price-point campaign promoted by Company, it being understood that Franchisee shall at all times be free to establish its own prices.

5.  At a minimum, Franchisee shall maintain a white page listing for the Franchised Business in the form approved by Company, in one or more print and/or online telephone directories which Company designates, the cost of which shall be credited to the minimum Local Advertising Expenditure for the Calendar Month in which payment is made. All telephone directory advertising that Franchisee chooses to engage in shall be considered Local Advertising subject to Company's prior approval, but only the cost of the designated electronic directory listings shall be credited to the minimum Local Advertising  Expenditure.

6.      At Franchisee's expense, Franchisee shall immediately remove  from circulation and cease using any previously approved Local Advertising if Company determines, in its sole  discretion, that continued circulation or use may, or will, damage the integrity or reputation of Southern Hospitality Licensed Marks, is otherwise necessary to protect the goodwill of Southern Hospitality System and Company's and Company's Affiliates' reasonable business interests, or otherwise violates this Agreement.

B.    Southern Hospitality Promotional Fund.

1.  Company may develop the Southern Hospitality Promotional Fund ("Promotional Fund") for the purpose of underwriting expenses associated with the creation, development and publication of advertising and promotional programs designed  to enhance consumer awareness and identity of the Southern Hospitality Licensed Marks and the Southern Hospitality Restaurants generally for the benefit of all Southern Hospitality Restaurants. If the Promotional Fund is formed, Company will maintain the Promotional Fund in a separate bank account segregated from the Company's other funds. Franchisee understands and agrees that the Promotional Fund is not a trust and Company does. not owe Franchisee a fiduciary duty based on Company's authority to administer the Promotional Fund or for any other reason.

2.  Franchisee shall pay to Company, without  offset, credit or deduction of any nature, a Promotional Fund Fee at a rate equal to 1% of Franchisee's Gross Sales.

3.      Company shall deposit the Promotional Fund Fee into the Promotional Fund, which shall be maintained in a separate bank account segregated from the Company's other funds. Company shall use the Promotional Fund to pay  costs to maintain, administer, create and prepare advertising, marketing and public relations content and programs and conduct market research. Company will not be restricted with respect to what, where and how the Promotional Fund will be applied for these purposes. Company will retain complete sole discretion over the form, content, time, location, market and choice of media and markets for all advertising and promotion paid for from the Promotional Fund proceeds. Without limiting the scope of Company's general authority and sole discretion, Company may use the Promotional Fund to pay for the cost to (i) create, prepare and produce creative materials in all formats, media and applications including, without  limitation,  point of  sale materials, advertising slicks and copy, promotional graphics, brochures, mailers, music in CD and other media formats, artwork for display in Southern Hospitality Restaurants,· and authorized gift cards; (ii) create, prepare and produce Collateral Logo Merchandise; (iii) administer local, regional and national advertising programs, including buying media -space or time, outdoor advertising art and space, direct mail lists, and electronic listings in print and  electronic  directories;  (iv) maintain Company's World Wide Web site; (v) employ advertising, public relations and media buying agencies; (vi) support public relations, market and consumer research; and (vii) pay expenses directly associated with  maintaining and administering the Promotional Fund, including, without limitation, rent and salaries in proportion to time devoted to Promotional Fund matters, the cost to prepare annual accountings, expenses  to  collect  Promotional Fund Fees from delinquent franchisees, and the cost of conducting the Annual Meeting if Company elects to hold one.

4.  Company makes no representation that any amount of the Promotional Fund will be spent in any given geographic region or area, that monies will be spent on advertising or promotion which is national in scope, or that monies will be spent in Franchisee's market area in proportion to Franchisee's contributions to the Promotional Fund.

5.  Company may (i) collect rebates, credits or other  payments  from suppliers based on purchases or sales by Franchisee, and (ii) condition its approval  of  a supplier on the supplier's willingness to agree to make such payments to Company or Company's Affiliates on account of Franchisee's purchases. Company shall have sole discretion to refund the supplier payments to Franchisee, contribute the supplier payments to the Promotional Fund, or retain the supplier payments for Company's own use, regardless of any designation given to the payments by the supplier. If Company elects to contribute a supplier payment to the Promotional Fund, the contribution shall not reduce Franchisee's obligation for Promotional Fund Fees.

6.  As long as Franchisee is not in default under this Agreement, Company shall make marketing, advertising and promotional formats and sample materials created by the Promotional Fund available to Franchisee with, or without, additional reasonable charge, in Company's sole discretion, on the same terms which Company offers other Southern Hospitality Restaurant owners and franchisees. Franchisee shall be solely responsible for all costs to reproduce the formats and materials for its own use and distribution. In connection with reproduction and use of formats and materials created by the Promotional Fund, Franchisee shall observe Company's requirements with respect to protecting Company's rights in the Southern Hospitality Intellectual Property.

7.  Company shall prepare an annual accounting of the Promotional Fund, and will furnish a copy of it to Franchisee upon request. While Company will attempt to expend Promotional Fund collections on a current basis,  it may recover over-expenditures from subsequent years and may carry forward under-expenditures. Company may reimburse itself for internal expenses that it and its Affiliate incur directly associated with maintaining and administering the Promotional Fund including, without limitation, expenses to collect contributions and general operating expenses (such as for rent and salaries in proportion to time devoted to Promotional Fund matters) and for attorneys fees and other costs related to claims by, or against, the Promotional Fund.

8.  Company may, but is not obligated to, loan money to the Promotional Fund in the event desired expenditures for any Accounting Period exceed the balance in the Promotional Fund. Any funds loaned to the Promotional Fund will be repayable upon demand when funds are available and bear interest at no more than two (2) points over the prime lending rate of Bank of America, its successor, or, if no longer in operation, another national banking institution with home office in the United States.

9.  Although Company intends the Promotional Fund to be of perpetual duration, Company reserves the right to terminate the Promotional Fund at any time. If there is a balance in the Promotional Fund after payment of final expenses when Company terminates the Promotional Fund, Company shall refund part of the balance to all Southern Hospitality Restaurant owners and franchisees who paid Promotional Fund Fees for the Accounti ng Period before Company announced the Promotional Fund's termination in proportion to the amount of each operator's payment. Company shall determine the allocation of any refund in its sole discretion. Company may reinstate the Promotional Fund on the terms and conditions stated in this Agreement effective upon no less than 30 days written notice to Franchisee.

10.     For each Southern Hospitality Restaurant that Company or Company's Affiliates own, Company or Company's Affiliates shall contribute to the Promotional Fund on the terms and in an amount equal to the then-current rate of contribution set forth in Company's then-current Disclosure Document for the sale of new franchisees. During any time when Company does not have a current Disclosure Document and administers the Promotional Fund, Company shall make contributions to the Promotional Fund on the terms and at the rate in Company's last Disclosure Document.

XI.  PAYMENTS.

A.  Initial  Franchise  Fee. In consideration of the franchise and license awarded to Franchisee pursuant to this Agreement, Franchisee shall pay to Company in full upon execution of this Agreement an initial franchise fee (the "Initial Franchise Fee") of $50,000, less any credit for  Development Fees paid by Franchisee under the terms of any Area   Development Agreement entered into by parties before, or simultaneously with, this Agreement. The Initial Franchise Fee shall be fully earned when paid and no portion of it is  refundable under any circumstance.

B.  Royalty Fee. In consideration of the franchise and license awarded to Franchisee, Franchisee shall pay to Company, beginning on the Opening Date and for the remainder of the Term, without offset, credit or deduction. of any nature, a Royalty Fee equal to five percent (5%) of Gross Sales. The Royalty Fee shall be due and payable monthly for the Accounting Period specified in the Confidential Manual based upon the Franchised Business' aggregate Gross Sales during the specified Accounting Period just ended, or on a more frequently schedule as Company may direct upon not less than 10 days prior written notice. Franchisee shall pay the Royalty Fee by automatic bank debit in accordance with Company's current electronic funds transfer  procedures described in this Agreement  and the Confidential Manual.

C.  Promotional Fund Fee. Beginning on the Opening Date and for the remainder of the Term, Franchisee shall pay to Company, without offset, credit or deduction of any nature, the Promotional Fund Fee described in this Agreement at the same time, for the same period and in the same manner as the Royalty Fee.

D.  New Store Opening Module  Fee.  In connection with the New Store Opening module of the training program to be provided by Company, Franchisee shall pay to Company, at least 1O days prior to the commencement  of the New Store Opening module,  the sum of $10,000.  In addition, within 15 Calendar Days after invoice from Company, Franchisee shall pay to Company the actual travel and lodging expenses incurred by Company in connection with sending its employees to provide the New Store Opening module.

E.  Late Opening. Upon written notice from Company, before the Opening Date, Company may require Franchisee to pay weekly Royalty Fees and Promotional Fund Fees in the amounts of $2,900 and $480 respectively beginning on the earlier of either (i) one year from the Effective Date of this Agreement, or (ii) after the completion of 12 weeks from the date that Franchisee takes possession of the Franchise Location, unless the delay in construction or the opening of the Franchised Business is due to an event of Force Majeure.

F.  Late Payment. If Franchisee fails to pay any amount due to Company under this Agreement by the date payment is due, Franchisee shall additionally be obligated to pay, as a late charge, the sum of (i) $250, and (ii) the product of the total amount past due multiplied by 1.5% per Calendar Month (but not to exceed the maximum legal rate of interest then permitted under Applicabl e Law) calculated starting on the date payment was due and continuing until the entire sum and late charge is paid in full. Franchisee understands and agrees that the late charges do not constitute an agreement by Company to accept any payment after the date payment is due or a commitment by Company to extend credit to, or otherwise finance, the Franchised Business, and that Franchisee's failure to pay all amounts when due shall constitute grounds for termination of this Agreement notwithstanding Franchisee's obligation to pay a late charge.

G.  Applicati on  of  Fees.  Notwithstanding any designation  given to a payment  by Franchisee, Company shall have the sole discretion to apply any payments from Franchisee to any past due indebtedness owed to Company  or Company's Affiliates in the amounts and  in such order as Company shall determine.

H.  Gross  Receipts  or  Equivalent  Taxes.  Franchisee shall  pay to Company  the amount of any State or local sales, use, gross receipts, or similar tax that Company may  be required to pay on  payments which  Franchisee  makes to  Company  under this  Agreement, regardless of whether the State or local tax is imposed directly on Company, is required to be withheld by Franchisee from amounts due to Company under this Agreement,  or is otherwise required to be  collected  by  Franchisee  from  Company.  Franchisee's  obligation under this Section shall not be reduced or offset by any type of claim, credit or deduction of any kind. This provision shall not apply to income taxes or comparable taxes  measured by income to which Company may be subject.

XIII.  ACCOUNTING AND RECORDS.

A.  Maintenance of  Business  Records. During the Term, Franchisee shall maintain full,  complete  and accurate business records in accordance with the standards  stated in the Confidential Manual or otherwise prescribed by Company in writing. Franchisee  shall keep all business records and required business equipment and business software systems together at the  place  where  notices  to  Franchisee  are  required  to  be  sent,· unless Company grants Franchisee permission to keep its business records elsewhere. All  business records that this Agreement requires Franchisee to maintain shall be retained by Franchisee for a minimum of 7 years during, and following, the expiration, termination, or  Franchisee's  assignment,  of this Agreement.

B.      Reports.

1.  After the Opening Date,  Franchisee shall submit to Company financial and operational reports and information as Company may require to (i) provide Franchisee with consultation and advice in accordance with this  Agreement;  (ii) monitor  Franchisee's compliance with the obligations to pay fees on actual Gross Sales of the Franchised Business; (iii) monitor performance under this Agreement generally and Franchisee's purchases, revenue, operating costs, expenses and profitability; (iv) develop chain-wide statistics; (v) develop new operating procedures; (vi) develop new Proprietary Products, remove unsuccessful authorized products, including unsuccessful Proprietary Products, and improve and enhance Proprietary Products; and (vii) implement changes in Southern Hospitality System to respond to competitive and  marketplace  changes.  Without  limiting the types  of  reports that  Company  may  require, Franchisee shall prepare and submit the following financial reports in accordance with the accounting, recordkeeping and bookkeeping procedures and in the format prescribed in the Confidential  Manual:

a. Franchisee shall report Franchisee's Gross Sales to Company daily following the close of business following the procedures in the Confidential Manual. Additionally, Franchisee shall provide a summary report of actual Gross Sales covering the same period and submitted with payment of Royalty Fees and Promotional Fund Fees.

b. Within 1O days after the end of each Accounting Period following the Opening Date, Franchisee shall submit a profit and loss statement and balance sheet showing the results of operation during the Accounting Period just ended and cumulative information for the Calendar Year-to-date, together with such additional information as Company may request.

c. On or before February 15 of each Calendar Year during the Term, a profit and loss statement and balance sheet as of the last day of the Calendar Year.

2.  Nothing herein shall prevent Company from electronically polling Franchisee's point of sale cash collection system and other financial records daily,  or more frequently, by electronic or other remote means and Franchisee hereby grants Company authority to do so. Franchisee shall observe the mandatory requirements set forth in the Manual to enable Company's continuous remote access to Franchisee's bank and operating records.

3.  Franchisee shall promptly comply with Company's requests for additional information. This obligation includes, without limitation, (i) supplying Company  with  an exact copy of all sales and income tax returns relating to the Franchised Business at the time Franchisee files them with governmental authorities or within 10 days after Company requests a copy, and (ii) complying with Company's inventory control procedures to enable Company to evaluate food and beverage costs and other operating costs.

4.  All reports submitted to Company pursuant to this Agreement shall be executed by Franchisee or a duly authorized representative of Franchisee, certifying that the information is true and correct and that no material fact has been omitted which is necessary in order to make the information disclosed not misleading.

C.  Recording of Transactions. Franchisee shall track and record all sales and transactions with customers of the Franchised Business utilizing the computer and point-of-sale cash control systems prescribed by Company in the Confidential Manual. Franchisee shall utilize designated non-proprietary and proprietary software programs to record business activities, sales and inventories and prepare operating and financial reports and records in accordance with the requirements of the Confidential Manual. All of the foregoing equipment and software shall be purchased or licensed and maintained by Franchisee at its sole expense and shall at all times conform to Company's specifications, which Company may modify in its sole discretion from time to time. If Company requires Franchisee to use proprietary software in operating the Franchised Business, Franchisee shall execute Company's form of separate software license agreement within 1O days after its delivery by Company.

D.       Audit Rights.

1.  Company and its representatives shall have full access to examine, audit and copy Franchisee's business records relating to ·the Franchised Business, including Franchisee's federal and state income tax returns and sales tax returns, bank statements (including deposit slips and canceled checks), data stored on Franchisee's computer terminal, point-of-sale systems or on disk, and any other documents and information that Company reasonably requests in order to verify Gross Sales and the other business activities of the Franchised Business required to be reported to Company.

2.  Company may conduct its examination and audit  in  Franchisee's business office where the records are kept or request that copies of documents be made by Franchisee and sent to Company or to its representatives for examination and  audit  at  a location that Company specifies. Franchisee understands and agrees that Company or its representatives may also access Franchisee's business records kept on disk or stored on Franchisee's computers at any time, without notice, by  remote electronic means and shall cooperate with the examination by enabling electronic and remote connections.

3.  Additionally, Company may, at its expense, have an audit made at any time of Franchisee's business records by an independent certified public accountant chosen by Company. Company may terminate this Agreement if Company discovers that Franchisee has reported false information about the Franchised Business to Company. If any examination or audit conducted by Company reveals an understatement in the Gross Sales or other information reported by Franchisee to Company, then Franchisee shall, within 10 days after notice from Company, pay to Company any additional Royalty Fees and Promotional Fund Fees which are owed, together with interest and late charges as provided in this Agreement. Additionally, Company may require that, until further notice from Company, all future reports and financial statements submitted by Franchisee pursuant to this Agreement be prepared by an independent certified public accountant, or such other independent accountant acceptable to Company.

4.      If Company discovers that Franchisee has underreported Gross Sales for the applicable Accounting Period by any amount, Franchisee shall also pay and reimburse Company for all expenses that Company incurs connected with Company's examination and audit, including, but not limited to, Company's accounting and legal fees and travel expenses. Additionally, if 2 or more audits or examinations of Franchisee's business records conducted within any 24 Calendar Month period disclose that Franchisee has underreported Gross Sales by an amount which is 2% or more of the actual Gross Sales for the Accounting Period in question, then the second understatement shall be conclusively presumed to have been intentional for purposes of this Agreement. In addition to the consequences identified in this Agreement arising because of the understatement, Company may terminate this Agreement upon discovery of the second understatement based upon Franchisee's intentional underreporting of Gross Sales.

E.       Electronic Payment Systems.

1.  All required payments to Company and any of Company's Affiliates must be made through a designated payment system using pre-authorized transfers from Franchisee's designated operating account through the use of electronic fund transfers, or, if Company requests, by special checks or other equivalent payment system that Company designates in the Confidential Manual or otherwise in writing. Franchisee shall give its financial institution instructions in a form provided or approved by Company and obtain the financial institution's agreement to follow the instructions to effectuate the electronic payment system meeting Company's requirements. Without Company's prior written consent, the financial institution's agreement may not  be withdrawn, modified or cancelled. Franchisee must also execute any other documents or agreements relating to establishing or maintaining an electronic payment system as Company or the financial institution may reasonably request from time to time. Franchisee understands that Company may modify the electronic payment system at any time upon written notice and agrees to promptly conform to the changes at its sole expense, which may require changes to the financial institution's agreement.

2.  Franchisee shall deposit all revenue and income from the Franchised Business into the operating account accessed by the electronic payment system by no later than the close of business on the day after receipt. Franchisee shall maintain sufficient funds in the designated operating account to ensure full payment of payment of continuing Royalty Fees, Promotional Fund Fees, late charges, interest and all other obligations payable to Company, Company's Affiliates and third parties when due. In the event a payment cannot be made due to insufficient funds in Franchisee's operating account, Company may, in its sole discretion or election, declare a breach of this Agreement or require that Franchisee direct its financial institution to send Company a monthly or periodic statement showing all account activity at the same time that it sends such statements to Franchisee or give Company electronic access to Franchisee's account activity if the financial institution makes electronic access available to its account holders.

3.  Franchisee understands and agrees that its failure to report Gross Sales for any Accounting Period is a material breach of this Agreement and may prevent Company from debiting Franchisee's operating account with the appropriate amount due to Company. If Franchisee fails to report Gross Sales on time, Franchisee hereby authorizes Company to debit its operating account on the date that payment is due by an amount equal to 120% of Franchisee's last payment of Royalty Fees and Promotional Fund Fees together with  late charges as permitted by this Agreement. Franchisee accepts that the amount which Company debits from Franchisee's operating account is non-refundable and Franchisee may not challenge the amount which Company debits at a later date even if Franchisee discovers an overpayment. However, if Company discovers that the amount which Company debits is less than the amount actually due to Company based on the  Franchised Business' actual Gross Sales for the relevant Accounting Period, Company may immediately debit Franchisee's operating account for the balance. Nothing in this Section is intended to excuse Franchisee's obligation to report Gross Sales for any Accounting Period in a timely and accurate manner or waive Company's right to terminate this Agreement  based upon Franchisee's material breach.

4.  Franchisee shall bear all costs to establish and maintain the required electronic payment system meeting Company's requirements and all fees and charges resulting from insufficient funds being in Franchisee's bank accounts at the time funds are withdrawn to pay obligations owed to Company or Company's Affiliates. The duty to maintain an electronic payment system shall not change the date on which payments are due under this Agreement.

XIII.         STANDARDS OF QUALITY AND PERFORMANCE.

A.  Strict and Punctual Performance. Franchisee understands and agrees that its strict and punctual performance of all obligations set forth in this Agreement, the  Confidential Manual  or  otherwise  communicated to  Franchisee  in writing  is  a  condition  of  the  franchise granted to Franchisee. Without Company's  prior written consent,  Franchisee shall not offer for sale or  transfer at public  or  private  auction  any  of  the  individual  assets  of the  Franchised Business. Without limiting the scope of Franchisee's duties, Franchisee's failure to abide by Company's standards of quality and performance shall not only constitute a breach of this Agreement, but infringement of the Southern Hospitality Licensed Marks.

B.      Proprietary Products.

1.      Company may, from time to time throughout the Term, in its sole discretion, require that Franchisee purchase, use, offer, sell and promote, and maintain in stock at the Franchise Location in quantities needed to meet reasonably anticipated consumer demand, certain proprietary food items, raw materials, equipment, furniture, signage and other consumable and non-consumable merchandise constituting Proprietary Products. Company shall not be obligated to reveal the specifications, formulas, recipes or supply arrangements of Proprietary Products, which information Franchisee understands and agrees constitutes Confidential Information. Franchisee understands and  agrees that Company may, in its discretion, as frequently as it deems necessary, change the identity, specifications, formulas, recipes, inventory requirements and designations, and add new products and delete existing products, from the items that it designates as Proprietary Products. Franchisee shall conform to all changes immediately upon written notice from Company unless Company's written notice specifies a later implementation date.

2.  Franchisee shall purchase Proprietary Products only from Company's designated suppliers, which may include the Company or an Affiliate of Company. Franchisee understands and agrees that Company shall not be liable to Franchisee for delays or shortages in the supply of Proprietary Products or for any defect in the Proprietary Products purchased, and that Franchisee's sole remedy in any of the foregoing events shall be against the manufacturer or supplier of the Proprietary Products. Franchisee understands that the Company's intent to establish relationships with vendors of Proprietary Products is to offer the best products at the lowest price; that notwithstanding, Franchisee also understands and agrees that Company, and any Affiliate of Company, may receive a profit from the sale of Proprietary Products to Franchisee.

C.    Non-Proprietary Products: Alternative Suppliers.

1.  Company shall designate all Non-Proprietary Products which Franchisee may, or must, use, offer, sell or promote in operating the Franchised Business.

2.  To the extent any Non-Proprietary Products constitute inventory sold to the public, or ingredients or raw materials used to prepare foods or beverages sold to the public, Franchisee shall maintain sufficient quantities of the Non-Proprietary Products in stock at the Franchise Location in order to meet reasonably anticipated consumer demand.

3.  Franchisee shall purchase Non-Proprietary Products only from suppliers included on Company's then-current list of approved suppliers, which Company may revise in its discretion as frequently as it deems necessary. All changes in the specifications for Non Proprietary Products, or to the list of approved suppliers, shall be communicated to Franchisee by written supplements to the Manual or otherwise in writing. Franchisee shall not place a new order for any Non-Proprietary Products with a supplier after receiving written notice of changes in the Non-Proprietary Products' specifications or that Company's approval of the supplier has been withdrawn or revoked.

4.  If Franchisee desires to offer for sale or use at the Franchised Business any item which does not, at that time, meet Company's specifications for Non-Proprietary Products, or desires to purchase Non-Proprietary Products from a supplier not on Company's approved supplier list, Franchisee shall submit a written request to Company identifying the proposed item or supplier, together with (i) samples of the item for examination and/or testing so that Company may evaluate if the item meets its specifications and quality standards, and/or (ii) information supporting the proposed - supplier's financial capability, business reputation, delivery performance and credit rating. Company currently charges a testing fee to cover its direct costs to approve an alternative product, service or supplier. Franchisee's payment of the testing fee shall be a condition to Franchisor's review of such item or supplier not previously approved by Company. The testing fee is either (i) Company's actual cost of conducting the testing or (ii) $250, whichever is greater.

a.  Company will notify Franchisee in writing within thirty (30) days after all requested information is received and inspection or testing is completed if it approves the proposed item and/or supplier. Company's failure to timely respond shall constitute its disapproval. Each supplier designated or approved by Company must comply with Company's usual and customary requirements regarding insurance, indemnification and non-disclosure. Company reserves the right to disapprove of any proposed supplier in its sole and ·absolute discretion.

b.  Franchisee understands and agrees that it is generally advantageous to Southern Hospitality System to limit the number of suppliers of certain Non Proprietary Products in any given market area and that, among the factors Company may consider in deciding whether to approve a proposed supplier, is the effect its approval may have on the ability of Company and its franchisees to obtain the lowest prices and on the quality and uniformity of Non-Proprietary Products used or sold under the Licensed Marks.

c.  At any time, Company may re-inspect an item or the facilities of an approved supplier and revoke its approval of a supplier or item if Company, in the exercise of reasonable business judgment, determines doing so is in the best interests of Company or Southern Hospitality System. Revocation shall be effective upon written notice to Franchisee. Following receipt of Company's notice, Franchisee shall not place any new orders for the item or with the supplier.                                                                  ·

d.  Franchisee understands and agrees that Company's recommendation or approval of a supplier does not constitute a representation or warranty of the supplier's ability to meet Franchisee's purchasing requirements nor of the fitness or merchantability of the Non-Proprietary Products sold by the supplier. Franchisee understands and agrees that its sole remedy in the event of any shortages, delays or defects in the Non Proprietary Products purchased shall be against the manufacturer or supplier of  the Non Proprietary Products.

D.  Purchases from Company or Company's Affiliates.  From  time  to   time, Company or Company's Affiliates may be a designated supplier of specific Proprietary Products and Non-Proprietary Products, in which case the following terms shall apply:

 1.  Franchisee understands and agrees that Company or any Affiliate of Company, as supplier, shall have sole discretion to establish and change prices and other terms of sale, shipment and delivery, which shall be stated on the invoice or purchase order form or in the Manual or by other means of communication; provided, however, the prices that Franchisee shall pay shall be the same as the prices charged to similarly situated franchisees.

2.  Neither Company nor Company's Affiliates shall be liable to Franchisee for delays or shortages in any Proprietary Products or Non-Proprietary Products that they elect to sell to Franchisee due to causes beyond their control.

3.  At any time, Company or Company's Affiliates, as supplier, may discontinue the sale of any Proprietary Products or Non-Proprietary Products for any reason without notice.

4.  Neither Company nor Company's Affiliates shall be obligated to fill or ship any orders to Franchisee if Franchisee is in breach of any obligation under this Agreement, or after the Effective Date of Termination or Expiration of this Agreement.

E.  Changes to the Southern Hospitalitv System Generally.  Franchisee understands that Company may from time to time change the Proprietary Products, Non Proprietary Products, mandatory menu items, entertainment services and other mandatory features of the Southern Hospitality System, including (without limitation) the use and display of certain equipment, music, artwork and computer software. These changes may require Franchisee to make significant capital expenditures in amounts that Company cannot forecast. Company has no ability to identify with specificity the nature of these future changes or their expected cost and accepts the risk that changes may be imposed that will require expenditures in amounts unknown on the Effective Date. Franchisee agrees to adopt all material changes that Company's may impose during the Term in the specifications for mandatory features of the Southern Hospitality System at Franchisee's sole expense reasonably promptly after receiving written notice of the change.

F.  Standards  of  Service.   Franchisee  shall. (i) offer  for  sale, and sell, only thespecific foods, beverages,  Proprietary  Products,  Non-Proprietary  Products,  Collateral  Logo Merchandise and other goods  and services designated by Company;  (ii) label and  identify all items offered for sale by the specific name designation given to them by Company; (iii) use only the equipment, supplies, utensils, materials, signs, menu boards, art work, music and packaging prescribed by Company or which conform to Company's current specifications and standards; (iv) adhere to Company's business operating methods and instructions for storing, handling, preparing, serving and delivering foods and beverages, Local Advertising, and reproducing the Southern Hospitality Licensed Marks; (v) adhere to Company's instructions regarding signs, awnings, lighting and public safety and security; (vi) utilize the specific point of sale cash collection system specified in the Confidential Manual or otherwise by Company in writing; (vii) conform to Company's music and artwork programs including playing the specific music selections designated by Company, offering music as Collateral Logo Merchandise, and displaying in the Franchised Location and offering for sale the artwork that Company specifies; and (viii) operate the Franchised Business in accordance with Company's inventory, restocking, pricing strategies, and customer service standards and specifications. All specifications shall be set forth in the Confidential Manual or otherwise communicated to Franchisee and may be revised by Company as frequently as Company deems necessary in its sole discretion to promote the Southern Hospitality System and respond to competitive and marketplace changes.

1.  All foods, beverages, Proprietary Products, Non-Proprietary Products, Collateral Logo Merchandise and other goods and services sold by Franchisee shall be of the highest quality and sold only in containers and with packaging and other materials approved by Company. Franchisee shall not use or sell any foods or beverages that are outdated or unsafe for human consumption.

2.  Franchisee understands and agrees that (i) Company's authorized menu and menu formats may include, in Company's sole discretion, requirements concerning organization, graphics, use of brand names and other menu or product descriptions, illustrations and other design and content features; (ii) Company may vary the menu, menu format, descriptions and other designations depending on market size, geographic region, restaurant size and other factors in Company's sole discretion; and (iii) Company may implement changes in (among other things) the menu, menu formats, order taking and delivery systems, entertainment systems and services and authorize tests and special promotions of new foods, beverages, entertainment services and Collateral Logo Merchandise at selected Southern Hospitality Restaurants or within selected regions, all in Company's sole discretion. Company may, from time to time, authorize Franchisee to test new menu items, recipes, goods or other services and Franchisee agrees to cooperate in any test marketing programs in compliance with Company's guidelines without reimbursement or compensation of any kind.

3.      Franchisee shall, at its sole expense, conform to all changes implemented by Company to Company's standards of service immediately upon written notice from Company unless Company's written notice specifies a later implementation date. Company shall allow Franchisee a reasonable time to sell off its inventory of discontinued Collateral Logo Merchandise. Franchisee shall not offer for sale or sell any other kind of products, merchandise or services, or otherwise deviate from Company's current operating standards or specifications for services, products or merchandise, except with Company's prior written consent.

4.  Franchisee shall conform to Company's prescribed inventory control procedures, including, without limitation, using prescribed proprietary systems to document inventory sold, remaining inventory levels and other information pertinent to inventory and restocking. Such information shall be conveyed to Company electronically and, upon request, in writing.

5.  Franchisee shall operate the Franchised Business on all of the days and during the hours prescribed in the Confidential Manual, unless Company's prior written approval of different days or hours is obtained or unless prohibited by the Lease. Before the Opening Date, Franchisee shall advise Company of the Franchised Business' operating hours and promptly notify Company of any changes in its operating hours required by the Lease. Franchisee shall prominently disclose its operating hours to the public in the manner required by the Confidential Manual, and shall be open and fully prepared to· conduct business during all posted operating hours.

6.  Franchisee shall not install or maintain on the Franchise Location any newspaper racks, pay-to-play video games, ATM machines, juke boxes, other  gaming machines, vending machines rides or other similar devices. Franchisee shall conform to Company's requirements for music, artwork and other visual displays in the Franchised Business. Franchisee shall not display any "for-sale" signs or other words indicating or implying that the Franchise Business is for sale or that Franchisee is seeking or desires any form or type of Event of Transfer.

7.  Franchisee shall forbid customers of the Franchised Business to smoke within the Franchise Location regardless of whether local law permits smoking in restaurants. Franchisee  shall  post conspicuous  notices  in the format  which  Company  requires  informing customers of the smoking ban and actively enforce the smoking ban.

8.  Franchisee shall, at its sole expense, continuously maintain (i) an active e-mail account and e-mail address with an established internet service provider, keep Company informed of its current e-mail address and manage its e-mail account so that it does not become full or otherwise incapable of accepting new messages, and (ii) an electronic data exchange service designated by Company to enable Company to remotely retrieve sales, inventory and other operating data for the Franchised Business as frequently as Company deems necessary. Franchisee, on behalf of itself and, as applicable, its directors, officers, managers, employees, consultants, representatives and agents, hereby waives any claim that Company's retrieval of data from Franchisee's electronic records violates any person's rights of privacy.

9.  As and when requested by Company, Franchisee shall cooperate with Company's reasonable requests to allow Company to conduct training of new franchisees in the Franchise Location so that they can experience a live, working environment without compensation from Company as long as the training does not interfere with Franchisee's operations or the experience of Franchisee's customers.

10.  If Company develops a catering and delivery program and requires that all Southern Hospitality Restaurants offer delivery and off-premises catering services, Company shall specify in the Confidential Manual the type of delivery vehicle that Franchisee must use and the standards of service. Company may confine Franchisee's delivery and off-premises catering services to locations within Franchisee's Protected Area.

11.      Reasonably promptly following Company's request, Franchisee shall install and thereafter maintain, at its own expense, the specific network camera monitoring system that Company specifies giving Company remote monitoring access at any time  to observe activities from different vantage points at the Franchise Location.

G.           Operating Expenses. Franchisee shall pay all of the operating expenses of the Franchised Business in a timely manner and understands and agrees that its failure to do so could materially harm the reputation of Southern Hospitality Licensed Marks and the ability of Company and other franchisees to obtain the same favorable purchase, lease or finance terms. If Franchisee has a bona fide dispute with any supplier or vendor which Franchisee believes justifies non-payment or partial payment, Franchisee must promptly notify the supplier or vendor of the particulars of its claim and diligently pursue res9lution of the claim or prosecution of appropriate legal action. Any trade debt which remains unpaid for more than 30 days after the date it is due shall constitute a breach of this Agreement unless, before the end of the 30-day period (i) Franchisee  and the  supplier  or vendor  agree to  alternative  payment  terms;  or (ii) Franchisee initiates appropriate legal action to contest the trade debt. Company shall have no liability for Franchisee's debts or obligations to third parties.

H.         Franchise Location and Tangible Property.
1.  Franchisee shall, at its sole expense, maintain the condition and appearance of the Franchise Location and all tangible property used to operate the Franchised Business in the highest degree of cleanliness, orderliness and repair, consistent with the standards, specifications and requirements of the Southern Hospitality System and as Company may from time to time direct. Franchisee shall promptly replace any tangible property used to operate  the  Franchised  Business  which  becomes  worn,  damaged  and  non-repairable,  or mechanically impaired to the extent that it no longer adequately performs the function for which it was originally intended. All replacement items shall be of the same type, model and quality then specified in the Confidential Manual at the time replacement is required.

2.   Franchisee understands and agrees that its failure to repair or maintain the Franchise Location and the tangible property of the Franchised Business in accordance with Company's standards shall constitute a breach of this Agreement. Without waiving its right to terminate this Agreement for such reason, Company may notify Franchisee in writing specifying the action to be taken by Franchisee to correct the deficiency. If Franchisee fails or refuses to initiate a bona fide program to complete any required repair, maintenance or corrective work within 30 days after receiving Company's written notice, Company shall have the right,  in addition to all other remedies, to enter the Franchise Location and complete the required repair, maintenance or corrective work on Franchisee's behalf. Company shall have no liability to Franchisee for any work performed. If Company elects to perform required repair, maintenance or corrective work, or to replace non-conforming property. with conforming property, Franchisee shall be invoiced for labor and materials, plus a 25% service charge and an amount sufficient to reimburse Company for Company's actual direct costs to supervise, perform and inspect the work and procure any replacement items, including (without limitation) labor, materials, transportation, lodging, meals, contractor fees and other direct expenses, all of which shall be due and payable upon receipt of invoice.

3.   Franchisee shall not alter or modify the Franchise Location or any of the tangible property used to operate the Franchised Business in a manner contrary to Company's then-current standards.

4.  In addition to maintaining the Franchise Location and tangible property in continuous good condition and repair in accordance with this Agreement, Franchisee shall, at its sole expense, periodically make reasonable capital expenditures to remodel, modernize and redecorate the Franchise Location so that the Franchised Business at all times reflects the then current image of the Southern Hospitality System. All remodeling, modernization or redecoration of the Franchise Location must be done in accordance with the standards and specifications that Company prescribes, subject to Company's right to modify those standards and specifications reasonably in its sole discretion.                 ·

I.  Compliance With  Laws. Franchisee shall at all times operate the  Franchised Business  in strict compliance with all Applicable Laws.  At Franchisee's sole expense, Franchisee shall secure and maintain in good standing all necessary licenses, permits, deposits and certificates required to operate the Franchised Business  lawfully,   including (without limitation) beer/wine or full liquor licenses, and shall provide Company with proof of compliance promptly following Company's request.

J.       Credit Cards:  Gift Card and Other System-Wide  Marketing Program.  Franchisee shall honor all credit cards designated by Company and enter into and maintain, at Franchisee's sole expense, all necessary credit card agreements with the issuers of designated cards. Franchisee shall participate in, and abide by, the Southern Hospitality gift card program on terms set forth in the Confidential Manual, as Company may revise it from  time to time. Franchisee shall additionally participate in system-wide. marketing programs   identified by Company,  including, without  limitation,  customer  and marketing surveys,  direct marketing programs and designated e-commerce programs and conform to Company's  pricing strategies; provided, however, nothing herein shall limit Franchisee's right to establish the specific resale price of goods and services offered for sale at the Franchised Business.

K.  Complaints  and  Other  Actions.  Franchisee shall promptly report to  Company any incidents involving personal injury by customers of the Franchised Business sustained at the Franchise Location. Franchisee shall submit to Company promptly upon receipt copies of all customer complaints and notices and communications received from any government agency relating to alleged violations of Applicable Laws and hereby authorizes the government agency to provide the same information directly to Company upon Company's  request. Additionally, Franchisee shall promptly notify Company of any written threat, or the actual commencement, of any action,  suit or  proceeding  against Franchisee,  any  person  who  is  a  Primary  Owner  or involving  the  Franchise  Location  or  the  business  assets  which might adversely affect  the operation or financial condition of the Franchised Business,  and provide Company with a copy of all relevant documents.

I.     Employees.

1.      Franchisee shall employ a sufficient number of competent employees and cause each of them to receive appropriate training to perform their job in accordance with the standards and specifications of the Southern Hospitality System as Company may require. All employees whose duties include customer service shall have sufficient literacy and fluency in the English language, in Company's judgment, to serve the public. All employees, while working in the Franchised Business, shall present a neat and clean appearance and wear the apparel that Company designates for their jobs, in the color, style and design then specified by Company.

2.  At all times on and after the Opening Date, the Franchised Business must be under the direct supervision of at least one Certified Manager. Company may change the Certified Manager qualification  criteria at any time effective upon notice to Franchisee. Company's notice shall specify any additional training or other requirements applicable to new Certified Managers which an existing Certified Manager must complete in order to maintain his or her designation as a Certified Manager. Company shall allow each existing then-current Certified Manager no less than 90 days after the new criteria become effective in which to satisfy the additional training and other requirements without suffering a lapse in their designation as a Certified Manager. The award of a Certified Manager designation does not constitute a warranty, guaranty or endorsement by Company or its Affiliates of the person's skills, performance ability or business acumen. Neither Company nor its Affiliates shall have any responsibility for the operating results of the Franchised Business or the performance of Franchisee's employees or agents.

3.  At all times on and after the Opening Date, in addition to the Certified Manager, Franchisee must employ at least 3 other individuals, each one of whom has successfully completed a different track of the Restaurant Management Module (i.e., General Manager or Assistant General Manager, Kitchen Manager and Kitchen Supervisor) or received equivalent training from Franchisee if Franchisee attains Training Store Certification before assuming the duties assigned to the particular job category.

4.       Upon request, Franchisee shall notify Company in writing of the names of its management-l evel employees and independent contractors so that Company can verify Franchisee's compliance with Company's minimum experience and training requirements.

5.  If Franchisee owns 3 or more Southern Hospitality Restaurants, Company will require that Franchisee qualify a second Certified Manager and designate one of  its Certified Managers to perform the additional supervisory duties of a Multi-Unit Manager as set forth in the Confidential Manual and as Company may instruct from time to time.

6.  Franchisee is solely responsible for hiring, firing and establishing employment policies applicable to its employees, and understands and agrees that this Agreement does not impose any controls, or otherwise impinge, on Franchisee's sole discretion to make all employment-related decisions. Franchisee is solely responsible for the acts. and omissions of its employees and agents, including, without limitation, its Certified Manager.

7.  Franchisee shall be strictly prohibited from soliciting any employees or Managers of either the Company or any other franchisee in the System.

XIV.  COMPANY'S OPERATIONS  ASSISTANCE.  In addition to obligations stated elsewhere in this Agreement, and provided Franchisee is not in default under the terms of this Agreement, Company shall provide the following services:

A.  Continuing  Consultation  and  Advice.  As   and   to   the   extent   required   in Company's   sole   discretion,   Company   shall   provide   regular   consultation   and.  advice   to Franchisee in response to  Franchisee's  inquiries about  specific  administrative  and  operating issues that Franchisee brings to Company's attention. Company shall have sole  discretion to determine the method for communicating the consultation or advice, which may differ from the methods used for other Southern Hospitality franchisees. For example and without  limitation, consultation and advice may be provided by telephone, in writing (in which case Company may furnish the written information electronically), on-site in person, or by other means. Additionally, upon Franchisee's request during the Term, Company may agree to  provide additional on-site instruction and assistance  after completion of the  New Store  Opening module of the Initial Training Program at a mutually-scheduled time, provided  Franchisee pays Company its then current fees set forth in the Confidential Manual and  reimburses Company  for  Company's reasonable  travel  expenses,  including,  without   limitation, expenses for air and ground transportation, lodging, meals, and miscellaneous travel-related personal charges.

B.   Inspections. In addition to Company's audit rights described in this Agreement, Franchisee expressly authorizes Company and its representatives, at any reasonable time, and without prior notice to Franchisee, to enter the premises of the Franchise Location and conduct regular inspections of the Franchised Business and Franchisee's methods of  operation, including, without limitation, using digital and other monitoring services, including (without limitation) secret shoppers, to observe and conduct discussions with Franchisee's employees, observe customer interaction and services, and review Franchisee's books and records (including, without limitation, data stored on Franchisee's business computers and point-of-sale systems) in order to verify compliance with this Agreement and the Confidential Manual. In order to enable Company and its representatives to conduct inspections, Franchisee shall provide free of charge reasonable quantities of ingredients, foods, beverages, inventory, equipment, advertising and other samples for inspection and evaluation purposes to make certain that the items conform with Company's then-current standards.

1.  At Franchisee's sole expense, Franchisee shall install the monitoring service that Company designates that enables Company to monitor and record activities in the Franchise Location and conduct inspections through remote access. Franchisee is solely responsible for all costs associated with the remote monitoring service including (without limitation) for the cost to purchase and install equipment.  ·

2.  Franchisee shall comply with Company's secret shopper program and pay Company's then-current continuing secret shopper. fee together with, and for the same period as, the Royalty Fee or for such other period as Company may designate.

3.  Franchisee shall cooperate fully with Company's  inspections  and promptly cure all deviations from Company's standards, specifications  and  operating procedures of which Franchisee is notified either orally or in writing. Franchisee, on behalf of itself and, as applicable, its directors, officers, managers, employees, consultants, representatives, agents and customers hereby waives any claim that Company's inspections or recordings violate any person's rights of privacy and shall post appropriate notices in the Franchise Location to alert customers and others who enter the premises that their activities may be monitored.

C.  Annual Meeting.   In addition to additional training, Company may conduct an annual meeting at a location that Company selects (the "Annual Meeting") to address recently implemented changes in the Southern Hospitality System and other topics of common interest to franchisees, including, without limitation, new merchandising approaches, changes in Proprietary Products and Non-Proprietary Products, changes in the point-of-sale system, industry trends, customer relations, personnel administration, local advertising and promotional strategies, and competitive changes. If Company chooses to conduct an Annual Meeting, Company will determine the content, location and length of  the Annual Meeting; provided, however, the Annual Meeting shall not exceed three (3) days in any 12 Calendar Month period. Company may require the attendance of Franchisee's Certified Manager, Primary Owner or other designated personnel at one or more Annual Meetings, provided, however, Company shall not require that more than 2 persons designated by Company complete more than 3 days of continuing training during any 12 Calendar Month period. Company will not impose a fee to attend the Annual Meeting, but Franchisee must pay the transportation, lodging, personal expenses and salary for each employee who attends an Annual Meeting.

XV.  INSURANCE.

A. Minimum Coverage.   Before the Opening Date, Franchisee shall procure, at its own expense, and maintain in full force and effect during the Term policies of insurance in accordance with the requirements of this Agreement, including insurance policies meeting the following minimum requirements or the higher amounts applicable on the Effective Date:

TYPE OF INSURANCE AND REQUIRED COVERAGE	MINIMUM LIMITS OF COVERAGE
Comprehensive general liability insurance including broad form contractual liability, products and completed operations liability, personal and advertising injury, motor vehicle liability, bodily and personal injury/death, and property damage liability
$4,000,000 (Aggregate) $2,000,000 (Per Occurrence)
Fire/Tenant Liability insuring against actions by the landlord due to tenant's negligence (any one fire)	$150,000
Liquor Liability	$2,000,000
Food Borne Illness Liability	$100,000
Contamination Shutdown Liability	$50,000
Employment Practices Liability Insurance with Franchisor Defense coverage	$1,000,000

TYPE OF I NSURANCE AND REQUIRED COVERAGE	MINIMUM LIMITS OF COVERAGE
All "Risks" or "Special" form general property insurance, including fire and extended coverage, vandalism and malicious mischief insurance covering the premises, any vehicle that you use in your business and their contents
Full replacement value
Non-owned automobile liability insurance	$1,000,000
Workers' Compensation and Employer's Liability Insurance	As required by Applicable Law

1.  Comprehensive general liability insurance shall insure Company and Franchisee against all claims, suits, obligations, liabilities and damages, including attorneys' fees, based upon or arising out of actual or alleged personal injuries or property  damage resulting from, or occurring in the course of, or otherwise relating to the Franchised Business or the activities of Franchisee's employees. Franchisee's duty to maintain comprehensive general liability insurance shall not be limited in any way by reason of any insurance which Company maintains.

2.  All "Risks" or "Special" form general property insurance shall, without limitation, insure against the specific perils that Company identifies, including, without limitation, flood and earthquake coverage, that may apply to the area where the Franchised Business is located. Replacement value means the value of property meeting Company's current specifications at the time replacement is required.

3.  Any person that Franchisee hires as a general contractor or to perform comparable services at the Franchise Location shall maintain general liability and builder's risk insurance with comprehensive automobile liability coverage and worker's compensation insurance in the minimum amount of $1,000,000 plus additional insurance that protects against damage to the premises and structure and other course of construction hazards.

4.   Franchisee understands and agrees that it must obtain and maintain any additional types of insurance or higher coverage levels as may be required by the Lease, including coverage for all parties that the Lease requires be named as additional insureds.

B.   Additional I nsurance Specifications.
1.  Company shall specify the deductible limits for each required insurance policy and may, from time to time, increase the minimum insurance requirements, establish and change deductible limits, require that Franchisee procure and maintain additional forms of insurance, and otherwise modify the insurance requirements contained in this Agreement based upon inflation, general industry standards, Company's experience with claims, or for other commercially reasonable reasons. Franchisee shall comply with any change imposed by Company within 30 days after written notice from Company  and shall submit written proof of compliance to Company upon request.

2.  Each insurance policy required by this Agreement shall be written by insurance companies of recognized responsibility meeting the standards stated in the Manual. Before the Opening Date, or the earlier date specified in the Lease, and then not less than annually thereafter  on or before January  1 of each Calendar  Year  after the  Opening Date, Franchisee shall submit to Company certificates of insurance showing compliance with Company's insurance requirements. Franchisee shall not begin any work or installation of equipment in the Franchise Location pursuant to Franchisee's Design Plans until Franchisee submits proof of its general contractor's insurance required by this Agreement. All certificates of insurance shall state that the policy will not be canceled or altered without at least 30 days prior written notice to Company.  Maintenance of required insurance shall not relieve Franchisee of liability under the indemnity provisions set forth in this Agreement.

3.  Company and any Affiliates that Company designates shall each be named as an additional insured on all required insurance. Franchisee shall additionally cause each policy of insurance required by this Agreement to include a waiver of subrogation, which shall provide that Franchisee, on the one hand, and Company, on the other hand, each releases and relieves the other, and each waives its entire right to recover damages, in contract, tort and otherwise, against the other for any loss or damage occurring to Franchisee's property arising out of or resulting from any of the perils required to be insured against under this Agreement. The effect of these releases and waivers shall not be limited by the amount of insurance carried by Franchisee or as otherwise required by this Agreement or by any deductible applicable thereto.

4.  Should Franchisee not procure or maintain the insurance required by this Agreement, Company may, without waiving its right to declare a breach of this Agreement based on the default, procure the required insurance coverage at Franchisee's expense, although Company has no obligation to do so. Franchisee shall pay Company an amount equal to the premiums and related costs for the required insurance in full upon receipt of invoice, plus a 25% service charge and an amount sufficient to reimburse Company for its actual direct costs in obtaining the required insurance.

5.  Franchisee understands and agrees that the minimum insurance requirements set forth in this Agreement do not constitute a representation or warranty by Company that the minimum coverage and specified types of insurance will be sufficient for the Franchised Business. Franchisee understands and agrees that it is solely responsible for determining if the Franchised Business requires higher coverage limits or other types of insurance protection.

XVI.  COVENANTS.
A.  Competition.

1.  During the Term, it shall be a breach of this Agreement for Franchisee, Franchisee's Affiliate or any Covered Person, directly or indirectly, to own (either beneficially or of record), engage in or render services to, whether as an investor, partner, lender, director, officer, manager (employee, consultant, representative or agent, any Competitive Business located anywhere in the world. This restriction shall not apply to any Covered Person after 24 Calendar Months from the date the Covered Person ceases to be an officer, director, shareholder, member, manager, trustee, owner, general partner, employee or otherwise associated in any capacity with Franchisee.

2.  For 24 Calendar Months from the Effective Date of Termination or Expiration of this Agreement, or consummation of an Event of Transfer, whichever occurs first, it shall be a breach of this Agreement for Franchisee, Franchisee's Affiliate or any Covered Person, directly or indirectly, to own, engage in or render any services to, whether as an investor, partner, lender, director, officer, manager, employee, consultant, representative or agent, any Competitive Business within the Covered Area. This restriction shall not apply to any Covered Person after 24 Calendar Months from the date that the Covered Person ceases to be an officer, director, shareholder, member, manager, trustee, owner, general partner, employee or otherwise associated in any capacity with Franchisee.

3.  This Agreement does not prohibit Franchisee, Franchisee's Affiliate  or any Covered Person from owning 5% or less of the voting stock of a Competitive Business that is a Business Entity whose shares are publicly traded on a national or foreign stock exchange.'

4.  The restrictions against competition do not apply to the rights expressly granted to Franchisee, Franchisee's Affiliate or any Covered Person under another Franchise Agreement entered into with Company granting the right to use the Southern Hospitality System or the Southern Hospitality Licensed Marks.

B.  Non-Interference.  Franchisee shall not, · directly or indirectly, for itself or  on behalf of any other person: (i) divert, or attempt to divert, any business or customer of the Franchised Business to any competitor  by direct or indirect inducement or perform any act which directly or indirectly could, or may, injure or prejudice the goodwill and reputation of the Southern Hospitality Licensed Marks or the Southern Hospitality System; or {ii) employ or seek to employ any person who is at that time employed by Company, Company's Affiliates or another franchisee of Company or otherwise directly or indirectly induce or seek to induce the person to leave his or her employment.

C.  Written Agreement. As a condition of this Agreement, Franchisee shall cause each Covered Person to execute Company's form of Confidentiality, Non-Disclosure and Non Competition Agreement with Company containing restrictions substantively identical to the provisions of this Section.

D.  Survival. The covenants stated in this Article shall survive termination, expiration or the transfer of this Agreement.

E.  Savings Clause. The parties acknowledge that the covenants set forth in this Article are independent of the other covenants and provisions of this Agreement. If any provision in this Article is void or unenforceable under New York law, but would be enforceable as written or as modified under the laws of the state in which the Franchise Location is located (the "Local Laws"), the parties agree that the Local Laws shall govern any dispute concerning or involving the construction, interpretation, validity or enforcement of the provisions of this Agreement with respect to the subjects covered in this Article, but only with respect to those subjects. Franchisee expressly authorizes Company to conform the scope of any void or unenforceable covenant in order to conform it to the LocI Laws. Franchisee expressly agrees, on behalf of itself and each Covered Person, to be bound by any modified covenant conforming to the Local Laws as if originally stated in this Agreement.

F.  Enforcement. Franchisee understands and agrees that Company will suffer irreparable injury not capable of precise measurement in money damages if Franchisee or any Covered Person breaches the covenants set forth in this Article. Accordingly,  if a breach occurs or is threatened, Company shall be entitled to Provisional Remedies without the requirement that Company post bond or comparable security as being reasonable and necessary for the protection of Company's goodwill in the Southern Hospitality Licensed Marks or the Southern Hospitality System.

XVII.      DEFAULT AND TERMI NATION.

A.   Termination by Franchisee.

1.  Franchisee may terminate this Agreement by written notice to Company for any reason constituting good cause, provided (i) Franchisee is not in default of any obligation under this Agreement when it serves written notice of default on Company, and (ii) termination is accomplished in accordance with the requirements of this Agreement. Any attempt by Franchisee to terminate this agreement except on the grounds, or according to the procedures, stated in this Agreement shall be void.

2.     Good cause means that Company has committed a material and substantial breach of this Agreement that it has not cured within the period allowed by this Agreement. Franchisee's written notice must specify with particularity the matters cited to be in default and provide Company with a minimum of 30 days in which to cure the default. Additional time to cure must be provided as is reasonable under the circumstances if a default cannot reasonably be cured within the minimum 30-day period. Franchisee's written notice of termination of this Agreement for good cause shall not entitle it to a refund of any monies that Franchisee has paid to Company or Company's Affiliates pursuant to this Agreement.

B.   Termination By Company Without Opportunity to Cure.

1.  Company may terminate this Agreement, in its sole discretion and election, effective immediately upon Company's delivery of written notice of termination to Franchisee based upon the occurrence of any of the following events which shall be specified in Company's written notice, and Franchisee shall have no opportunity to cure a termination based on any of the following events:

a. Should Franchisee fail to· use  its best efforts to open the Franchised Business to the public on or before the Opening Date as specified in this Agreement taking into account delays due to events beyond Franchisee's reasonable control;

b. Should Franchisee fail or refuse to pay, on or before the date payment is due, any fees or other amounts payable to Company, Company's Affiliates or the Promotional Fund, and should the default continue for a period of 10 days after written notice of default is given by Company to Franchisee;

c. Should Franchisee fail or refuse to submit any report or financial statement on or before the date due, and should the default continue for a period of 1O days after written notice of default is given by Company to Franchisee;

d. Should any person who is required by this Agreement to personally guaranty Franchisee's obligations to Company fail or refuse to execute and delivery Company's form of personal guaranty or deliver the financial statements required by this Agreement for a period of 10 days after written notice of default is given by Company to Franchisee;

e. Should Franchisee lose the right to possession of the Franchise Location due to Franchisee's breach of the Lease which either cannot be cured or which Franchisee has failed to cure within the allowed time period;

f. Should Franchisee commit an event of default under any other agreement by and between Franchisee and Company pertaining to the Franchised Business and franchise awarded by this Agreement which, by its terms, cannot be cured or which Franchisee fails to cure within the allowed time period;

g. Should Franchisee make any general arrangement or assignment for the benefit of creditors or become a debtor as that term is defined in 11 U.S.C. § 1101 or any successor statute, unless, in the case where a petition is filed against Franchisee, Franchisee obtains an order dismissing the proceeding within 60 days after the petition is filed; or should a trustee or receiver be appointed to take possession of all, or substantially all, of the assets of the Franchised Business, unless possession of the assets  is restored to Franchisee within 30 days following the appointment; or should all, or substantially all, of the assets of the Franchised Business or the franchise rights be subject to an order of attachment, execution or other judici al seizure, unless the order or seizure is discharged within 30 days following issuance;

h. Should Franchisee, or any duly authorized representative of Franchisee, make a material misrepresentation or omission in obtaining the franchise rights granted hereunder, or should Franchisee, or any officer, director, shareholder, member, manager, or general partner of Franchisee, be convicted of or plead no contest to a felony charge or engage in any conduct or practice that, in Company's reasonable opinion, reflects unfavorably upon or is detrimental or harmful to the  good name, goodwill or reputation of Company or to the business, reputation or goodwill of the Southern Hospitality System or the Southern Hospitality Licensed Marks;

i. Should Franchisee fail to comply with the conditions governing the transfer of rights under this Agreement in connection with an Event of Transfer;

j. If Franchisee is a Business Entity, should an order be made or resolution passed for the winding-up or the liquidation of Franchisee or should Franchisee adopt or take any action for its dissolution or liquidation;

k. Should Franchisee have r:eceived from Company, during any consecutive 24-Calendar Month period, 3 or more notices of default whether or not the notices relate to the same or to different defaults and whether or not each default is timely cured by Franchisee;

I. Should Franchisee make any unauthorized use, publication, duplication or disclosure of any Confidential Information or any portion of the  Confidential Manual, or should any person required by this Agreement to execute a Confidentiality, Non Disclosure and Non-Competition Agreement with Company or Franchisee breach the Confidentiality, Non-Disclosure and Non-Competition Agreement;

m.  Should Franchisee abandon or fail or refuse to actively  operate the Franchised Business for any period such that Company may reasonably conclude that Franchisee does not intend to continue operating it, unless Franchisee  obtains  Company's written consent to close the Franchised Business for a specified period of time before Franchisee ceases regular activities. For purposes of this Section, the parties agree that Franchisee shall be deemed to  have abandoned the Franchised Business if,  during any 12 Calendar Month period during the Term, Franchisee is prohibited for any reason from selling the beer and wine selections that Company designates from the Franchise Location for more than 30 days because of a violation of Applicable Law;

n. Should Franchisee materially misuse or  make  an  unauthorized use of any of the components of the Southern Hospitality System or commit any other act which does, or can reasonably be expected to, materially impair the goodwill or reputation associated with any aspect of the Southern Hospitality System;

o. Should Franchisee intentionally underreport Gross Sales under the criteria established in this Agreement; or

p. Should Franchisee fail to comply with any violation  of  federal, state or local law within 1O days after being notified of non-compliance.

q. Should Company make a reasonable determination that Franchisee's continued operation of the Franchised Business will result in imminent danger to public health or safety.

C.  Termination by Company With Right to Cure.

1.  Should Franchisee breach, or refuse to fulfill or perform, any obligation arising under this Agreement not identified in Subsection -B above, or fail or refuse to adhere to any mandatory operating procedure, specification or standard prescribed by Company in the Confidential Manual or otherwise communicated to Franchisee, Company may terminate this Agreement, in its sole discretion and election, effective at the close of business 30 days after giving written notice of default to Franchisee which specifies the grounds of default, if Franchisee fails to cure the default cited in the notice by the end of the 30-day cure period. Company may indicate its decision to terminate by written notice given to Franchisee any time before, or after, the end of the 30-day cure period including in the original notice of default.

2.  If a default cannot reasonably be cured within 30 days, Franchisee may apply to Company for additional time to complete the cure. The length of the additional cure period, if any, allowed by Company shall be stated in writing signed by Company. If Company grants an extension and if Franchisee does not complete the required cure within the extended cure period, termination of this Agreement shall be effective at the close of business on the last day of the extended cure period without further notice from Company.

D.     Effect of Termination or Expiration. The  termination  or  expiration  of  this Agreement shall result in the concurrent, and automatic, termination of all agreements  between the parties pertaining to the Franchised Business or the franchise granted by this Agreement and shall also permit Company to enforce any Personal Guaranty of Franchisee's  obligations given to Company as required by this Agreement.  Notwithstanding the termination or expiration of  this  Agreement,  the  parties  agree  that  any  other  Franchise  Agreements  then  in  effect between the parties concerning other Southern  Hospitality  Restaurants owned  by Franchisee shall remain in full force and effect, unless the grounds which Company has  relied upon to terminate   this   Agreement   also   constitute   grounds   for   terminating  the   other Franchise Agreements and Company has satisfied  all  requirements  to  terminate the  other  Franchise Agreements.

E.  Reasons for Termination. In any proceeding in which the validity of termination of this Agreement is at issue, Company shall not be limited to the reasons set forth in any notice of termination or default given to Franchisee.                                   ·

XVIII.   RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR TERMINATION.

A.  Franchisee's  Obligations.  On and after the  Effective  Date of Termination or Expiration of this Agreement, Franchisee must comply with the following duties:

1.  Within 1O days following the Effective Date of Termination or Expiration of this Agreement, Franchisee shall pay all fees and other amounts owed to Company, including, without limitation, late charges and interest on any late payments. Royalty Fees  and Promotional Fund Fees imposed pursuant to this Agreement shall continue to be due and payable (and late charges and interest thereon assessed) after the Effective Date of Termination or Expiration of this Agreement until the date that Franchisee completes all post termination obligations required by  this Agreement. When termination is based  upon Franchisee's default, Franchisee shall also pay to Company all damages, costs and expenses and reimburse Company for its reasonable fees to retain attorneys, accountants  or  other experts which it incurs to enforce its rights under this Agreement in the event of a default and/or termination whether or not mediation or judicial action is commenced. Franchisee's payments shall be accompanied by all reports required by Company regarding business transactions and the results of operations through the Effective Date of Termination or Expiration of this Agreement or until the date that Franchisee completes all post-termination or expiration obligations required by this Agreement, whichever occurs later.

2.  Franchisee shall permanently cease using, in any manner whatsoever, all rights and property incorporated within or associated with the Southern Hospitality System in a manner that suggests or indicates that Franchisee is, or was, an authorized Southern Hospitality franchisee or continues to remain associated with the Southern Hospitality System. Franchisee shall cancel all Local Advertising and other promotional activities which associate Franchisee with the Southern Hospitality System. Franchisee shall cancel all fictitious or assumed name or equivalent registrations relating to its use of the Southern Hospitality Licensed Marks. Continued use by Franchisee of rights or other property incorporated within or associated with  the Southern Hospitality System shall constitute willful trademark infringement  and  unfair competition by Franchisee.

3.  Franchisee shall cease using all telephone numbers and business directory listings used in operating the Franchised Business and take all steps necessary to remove all print and electronic telephone and other business directory listings that display any of the Southern Hospitality Licensed Marks. Franchisee shall furnish Company with evidence satisfactory to Company demonstrating Franchisee's compliance with this obligation within 1O days after the Effective Date of Termination or Expiration of this Agreement. Company shall have the right to demand an assignment of the telephone numbers and listings, in which case Franchisee hereby consents to the assignment, without compensation, as of the Effective Date of Termination or Expiration.

4.  Franchisee shall immediately cease using and, within 48 hours after the Effective Date of Termination or Expiration of this Agreement, deliver to Company all copies of the Confidential Manual and all other confidential or proprietary materials that Company has provided to Franchisee pursuant to this Agreement; including, without limitation, any proprietary software, and shall retain no copy or record of any of the foregoing. Franchisee shall immediately stop selling and using any Proprietary Products and shall resell its inventory of Proprietary Products in useable or salable condition to Company at Franchisee's actual cost. Franchisee shall disable or remove any proprietary software from its computers and retain no copy or record of the same.

5.  With respect to the Franchise LOC!3tion, Company may, pursuant to the Addendum to Lease, accept an assignment of the Lease, in which case, upon written notice from Company, Franchisee shall forthwith vacate the Franchise Location, leaving it in good condition and repair with all fixtures and equipment not capable of being removed without damage to the Franchise Location, or which the Lease forbids to be removed, left in good working order. Company shall give Franchisee written notice of its election to accept an assignment of the Lease within 10 days after the Effective Date of Termination or Expiration. Company's failure to timely notify Franchisee shall signify its decision not to accept an assignment of the Lease. If Company does not accept an assignment of the Lease, Franchisee shall, at its sole cost and expense, within twenty (20) days after the Effective Date of Termination or Expiration, remove all signs and other physical  and  structural  features  that readily identify the site as a Southern Hospitality Restaurant, in a manner acceptable to Company, so that the former Franchise Location no longer suggests or indicates a connection with the Southern Hospitality System. Company's right to accept an assignment of the Lease is independent of Company's.right to acquire the physical assets in the Franchise Location on the terms of this Agreement.

6.  Franchisee shall execute and deliver a general release, in form satisfactory to Company, of any and all claims against Company and its officers, directors, shareholders, employees and agents.

7.  Franchisee shall comply, and cause all Covered Persons to comply, with the covenants set forth in this Agreement regarding competition, non-interference and Confidential  Information.

8.  Franchisee shall keep and maintain all business records pertaining to the business conducted at the Franchised Business for 7 years after the Effective Date of Termination or Expiration of this Agreement. During this period, Franchisee shall permit Company to inspect such business records as frequently as Company deems necessary.

B.  Company's  Right to  Purchase  Proprietary Products and Other  Physical Assets of the Franchised Business.

1.  Company shall have the right but not the obligation to purchase from Franchisee, and Franchisee shall sell to Company, all non-perishable Proprietary Products in resalable condition at Franchisee's actual depreciated cost.

2.  Additionally, Company shall have the right, but not the obligation, to purchase all, or any, of Franchisee's physical assets relating to the Franchised Business that are not treated by the Lease as fixtures of the Franchise Location or that have not become part of the realty, at Franchisee's original cost less depreciation, based upon the depreciation schedule which Company or Company's Affiliates use for like or comparable property, less the remaining balance, if any, of any financing that Franchisee owes to third parties for which the physical asset is pledged as security. Company may exercise this option by giving Franchisee written notice within 10 days after the Effective Date of Termination or Expiration of this Agreement, specifying in the notice the specific physical assets that it desires to purchase. Within 1O days following receipt of Company's written notice, Franchisee shall furnish Company with documentation substantiating the original cost of each item identified by Company and depreciation taken as reported by Franchisee in its federal and state income tax returns. Within 10 days following receipt of Franchisee's documentation, Company shall notify Franchisee of the  particular  assets  it  will  purchase  and  calculate the  purchase  price for  the  items  in accordance with this Section, and within 10 days after giving the notice, Company will pay Franchisee the purchase price, less permitted set-offs. Franchisee shall deliver possession of the Proprietary Products and physical assets to Company upon Company's payment of the net purchase price free and clear of all  liens and encumbrances not approved by Company in writing. Company's failure to serve written notice of its election within 1O days after the Effective Date of Termination or Expiration of this Agreement shall signify its decision not to purchase any remaining physical assets of Franchisee.

3.  With respect to the Proprietary Products and physical assets that Company purchases, Company shall have the absolute right to set off from the purchase price all sums then owed by Franchisee, Franchisee's Affiliates or the Promotional Fund to Company under this Agreement, including damages, costs and expenses and reasonable attorneys' fees in enforcing the default and termination. The right to set off shall not limit Company's remedies under this Agreement or Applicable Law.                           ·

C.  Survival of Obligations. All obligations of the parties that expressly, or by their nature, survive the Effective Date of Termination or Expiration of this Agreement shall continue in full force and effect subsequent to the Effective Date of Termination or Expiration of this Agreement until they are satisfied in full. Franchisee shall remain fully liable for any and all obligations of the Franchised Business, whether incurred before, or after, the Effective Date of Termination or Expiration of this Agreement, including, without limitation, obligations arising under this Agreement, the Lease, and all obligations owed to Company's Affiliates and other third parties including, without limitation, obligations for Proprietary Products, other inventory, services, equipment, supplies, materials, payments to independent contractors, salaries to employees, and taxes.

D.       Third Party Rights: Available Remedies. No person acting for the benefit of Franchisee's creditors or any receiver, trustee in bankruptcy, sheriff or any other officer of a court or other person in possession of Franchisee's assets or business shall have the right to assume Franchisee's obligations under this Agreement without Company's prior consent. Company's right to terminate this Agreement shall not be its exclusive remedy in the event of Franchisee's default, and Company shall be entitled, in its sole discretion and election, alternatively or cumulatively, to affirm this Agreement in the event of Franchisee's default and obtain damages arising from the default, injunctive relief to compel Franchisee to perform its obligations under this Agreement or to prevent Franchisee from breaching this Agreement, and any other remedy available under Applicable Law.

E.        Liquidated Damages. Upon termination of this Agreement according to its terms and conditions, Franchisee agrees to pay to Franchisor within fifteen (15) days after the effective date of this Agreement's termination, in addition to the amounts owed hereunder, liquidated damages equal to  the average monthly Royalty Fees Franchisee paid during the twelve (12) months of operation preceding the effective date of termination multiplied  by (a) twenty-four (24) (being the number of months in two (2) full years), or (b) the number of months remaining in the Agreement had it not been terminated, whichever is higher.

The parties hereto acknowledge and agree that it would be impracticable to determine precisely the damages Franchisor would incur from this Agreement's termination and the loss of cash flow from Royalty Fees due to, among other things, the complications of determining what costs, if any, Franchisor might have saved and how much the Royalty Fees would have grown over what would have been this Agreement's remaining term. The parties hereto consider this liquidated damages provision to be a ·reasonable, good faith pre-estimate of those damages.

The liquidated damages provision only covers Franchisor's damages from the loss of cash flow from the Royalty Fees. It does not cover any other damages, including damages to Franchisor's reputation with the public and landlords and damages arising from a violation of any provision of this Agreement other than the Royalty Fee section. Franchisee and each of its Owners agree that the liquidated damages provision does not give Franchisor an adequate remedy at law for any default under, or for the enforcement of, any provision of this Agreement other than the Royalty Fee section.

XIX.  ASSIGNMENT AND TRANSFER.
A.  Assignment by Company.   Franchisee acknowledges that Company maintains a staff to manage and operate the Southern Hospitality System and that staff members can change from time to time. Franchisee represents that it has not  signed  this Agreement  in reliance on any shareholder, director, officer, or  employee remaining with  Company in that capacity. Company is free to transfer and assign all of its rights under this Agreement to any person or Business Entity, provided the assignee agrees in writing to assume Company's obligations under this Agreement. Upon such assignment and assumption, Company shall have no further obligation to Franchisee.

B.  Assignment by Franchisee:  In General. Franchisee understands and agrees that the franchise rights awarded by this Agreement are personal and are awarded in reliance upon, among other considerations, the individual or collective character, skill, aptitude, attitude, experience, business ability and financial condition and capacity of Franchisee and, if Franchisee is a Business Entity, that of its officers, directors; shareholders, LLC managers and members, trustees, partners and guarantors

1.  Without Company's prior written consent, Franchisee shall not, directly or indirectly, attempt or complete an Event of Transfer either voluntarily  or by operation of law except in accordance with this Agreement. Company agrees not to withhold its consent unreasonably if Franchisee satisfies the conditions applicable to a transfer identified in this Agreement. Any attempted or purported transfer which fails to comply with the requirements of this Agreement shall be null and void and shall constitute a material default of this Agreement.

2.  Company's consent to an Event of Transfer is not a representation of the fairness of the terms of any contract between Franchisee and a transferee, a guarantee of the Franchised Business' or transferee's prospects for success, or a waiver of any claims that Company or Company's Affiliates may have against Franchisee or any personal guarantor.

C.   Company's Right of First Refusal.

1.  Except with respect to Qualified Transfers, if Franchisee, or the person to whom an offer is directed (the "Individual Transferor"), receives a bona fide written offer ("Third Party Offer'') to purchase or otherwise acquire an interest which will result in an  Event of Transfer, Franchisee or the Individual Transferor, shall, within 5 days after receiving the Third Party Offer and before accepting it, apply to Company in writing for Company's consent to the proposed transfer. Additionally, the following conditions shall apply:

a.  Franchisee, or the Individual Transferor, shall attach to its application for consent to the transfer a complete copy of the Third Party Offer together with (i) information relating to the transferee's experience and qualifications, (ii) a copy of the transferee's current financial statement, and (iii) any other information material to the Third Party Offer, transferee and proposed assignment or that Company requests.

b.  Company or its nominee shall have the right, exercisable by written notice ("Notice of Exercise") given to Franchisee or the Individual Transferor, within 30 days following receipt of the Third Party Offer, all supporting information, and the application for consent, to notify Franchisee or the Individual Transferor that it will purchase or acquire the rights, assets, equity or interests proposed to be assigned on the same terms and conditions set forth in the Third Party Offer, except that Company may (i) substitute cash for any form of payment proposed in the offer discounted to present value based upon the rate of interest stated in the Third Party Offer, and (ii) deduct from the purchase price the amount of any commission or fee otherwise payable to any broker or agent in connection with the Third Party Offer and all amounts then due and owing from Franchisee to Company, Company's Affiliates or the Promotional Fund under this Agreement or otherwise. All assets so purchased shall be free and clear of liens. If any asset is pledged as security for financing that is then unpaid, Company may further deduct from the purchase price the remaining amount payable under the terms of financing.

c.  The closing shall take place at Company's home office at a mutually agreed upon date and time, but not later than ninety (90) days following Company's receipt of the Third Party Offer, all supporting information, and the application for consent to transfer.

d.  At the closing, Franchisee or the Individual Transferor shall deliver to Company the same documents, affidavits, warranties, indemnities and instruments as would have been delivered by Franchisee or the Individual Transferor to the transferee pursuant to the Third Party Offer. Additionally, Franchisee and the Individual Transferor shall deliver a general release, in form satisfactory to Company, of any and all claims against Company, Company's Affiliates and their respective officers, directors, shareholders, employees and agents.

e.  All costs, fees, document taxes  and other expenses  incurred in connection with the transfer shall be allocated between Franchisee and Company in accordance with the terms of the Third Party Offer, and any costs not allocated shall be paid by Franchisee or the Individual Transferor.

D.   Conditions of Assignment to Third Party.
1.  If Company does not exercise its right of first refusal, Franchisee may not complete the Event of Transfer without Company's prior written consent. An Event of Transfer, or attempt to complete an Event of Transfer, in violation of this provision is a material breach of this Agreement. The requirements of this Section do not apply to a Qualified Transfer. As a condition to Company's consent to an Event of Transfer, the following conditions must be satisfied:

a.  The transferee must submit a completed franchise application to Company, and meet Company's then-current qualifications for new Southern Hospitality franchisees, including qualifications pertaining to financial condition; credit rating, experience, moral character  and reputation.  Company's  evaluation of the transferee's  financial  condition shall take into account the transferee's obligations to Franchisee for payments arising out of the Event of Transfer. Neither the transferee nor any person in the transferee's organization that would be classified as a Covered Person may, directly or indirectly, own any interest in or perform services in any capacity for a Competitive Business in violation of the restrictions set forth in Company's then-current Franchise Agreement. Company shall have no obligation to approve any new transferee.

b.  As of the date consent is requested and through the date of closing of the proposed transfer and assignment, Franchisee must not be in default under this Agreement, the Lease, or any other agreements with Company, and must be current with all monetary obligations owed to third parties, including (without limitation) Company's Affiliates.

c.  The transferee must sign Company's then-current form of Franchise Agreement, the terms of which may differ materially from this Agreement; provided, however: (i) in lieu of paying a new Initial Franchise Fee, the transferee or Franchisee shall pay Company a transfer fee of $12,500; and (ii) the term of the new Franchise Agreement shall be equal to the remaining Term under this Agreement and the Renewal Term if the time to exercise the Renewal Option has not expired when Franchisee requests consent to complete the Event of transfer.                                                                        ·

(1)  Alternatively, if Company is not offering new Southern Hospitality franchises in the state where the Franchise Business is located when Franchisee requests consent to complete the Event of Transfer, the transferee must (x) agree in writing to assume all of Franchisee's obligations under this Agreement and succeed to Franchisee's rights under this Agreement; and (y) pay a transfer fee of $12,500 per Event of Transfer.

(2)  If Franchisee owns and transfers more than one franchise simultaneously as part of the same transaction and Event of Transfer to the same transferee, Franchisee understands that it is liable for a separate transfer  fee for each of the separate franchises being transferred in the same transaction.

(3)  If the Event of Transfer involves a Public or Private Offering, the transfer fee shall be an amount not to exceed $20,000 based upon the additional time which Company will require to review Franchisee's offering memorandum, registration statement or comparable documents. Franchisee understands and  agrees that in reviewing Franchisee's offering memorandum, registration statement or comparable documents, Franchisee does not certify that the statements in Franchisee's offering memorandum, registration statement or comparable documents are true, correct or not misleading or that Franchisee's offering memorandum, registration statement or comparable documents comply with Applicable Laws, but is for the purpose of reviewing Franchisee's statements about Company, Southern Hospitality Restaurants, and the Southern Hospitality System.

d.  Franchisee must simultaneously transfer its rights under the Lease and all other contracts whose continuation is necessary for operation of the Franchise Business to the same transferee and satisfy any separate conditions to obtain any third party consents required to accomplish the transfers, including, without limitation, the consent of the landlord of the Franchise Location.

e.  Franchisee must execute and deliver a general release, in form satisfactory to Company, of any and all claims against Company, Company's Affiliates and their respective officers, directors, shareholders, employees and agents.

f.  The transferee must execute all other documents and agreements required by Company to  consummate the transfer of this Agreement. If the transferee is a Business Entity, each person who at the time of the transfer, or later, owns or acquires, either legally or beneficially, 25% or more of the equity or voting interests of the transferee must execute Company's then-current form of personal guaranty.

g.  Franchisee's right to receive the sales proceeds from  the transferee shall be subordinate to the transferee's and Franchisee's duties owed to Company and Company's Affiliates under, or pursuant to, this Agreement or any other agreement. All contracts by and between Franchisee and the transferee shall expressly include a subordination provision permitting payment of the sales proceeds to Franchisee only after any outstanding obligations owed to Company and Company's Affiliates are fully satisfied.

h.      Until the proposed transferee and its management and supervisory-level employees satisfy Company's then-current minimum training  requirements, Franchisee shall remain responsible for day-to-day management of the Franchised Business. At a minimum, (i) the proposed transferee or its Primary Owner must complete the next available Owner Orientation module (or equivalent); (ii) at least one management-level employee must qualify as a Certified Manager; and (iii) the proposed transferee's General Manager, Assistant General Manager, Kitchen Manager and Kitchen Supervisor must complete the next available Restaurant Management module (or equivalent) tracks of Company's then-current Initial Training Program appropriate to their intended job duties or receive training from Franchisee if Franchisee has a Training Store Certification at that -time. Franchisee and the proposed transferee must arrange for the Franchised Business to remain under the direct supervision of a previously-qualified Certified Manager during the period following the closing date during which the proposed transferee and its employees complete the foregoing training programs.

i.       Within a reasonable period of time following the closing date, the transferee shall conform the Franchised Business to Company's then-current appearance and design standards and equipment specifications then applicable to new Southern Hospitality Franchised Businesses.

j.       Neither Company's exercise of its right of first refusal, its consent to an Event of Transfer, nor Franchisee's consummation of a transfer shall operate to release Franchisee of those obligations that expressly, or by their nature, survive the effective date of termination or expiration of this Agreement, including, without limitation, the provisions regarding non-disclosure of Confidential Information and those applicable to Franchisee and Covered Persons regarding competition.

2.  Franchisee may only complete the Event of Transfer to the transferee on the terms identified in the Third Party Offer or as otherwise stated in Franchisee's application for consent. If there is any material change in the terms of the Third Party Offer, Company has a right of first refusal to accept the new terms subject to the conditions stated in this Section.

3.  If Company consents to the transfer to a third party, the transfer must close within 60 days from the date the Third Party Offer is first submitted to Company unless Company grants an extension of time in writing; otherwise, it must again be offered to Company.

E.  Business  Entity Franchisee.  If  Franchisee  is  a  Business  Entity,  Franchisee shall furnish to Company, upon execution of this Agreement or at such other time as transfer to the Business Entity is permitted, a copy of its articles of incorporation, by-laws, operating agreement, partnership agreement or other governing agreement, and a list of all persons owning an interest in the equity or voting interests of the Business Entity. Additionally, Franchisee shall promptly provide Company with a copy of any amendments to, or changes in, the documents or other information during the Term. Franchisee shall maintain stop transfer instructions against the transfer on its records of any equity or ownership interests. Each certificate representing an ownership interest in Franchisee shall bear a legend, in the form stated in the Confidential Manuals, that it is held, and further assignment or transfer thereof is, subject to all restrictions imposed upon transfer set forth in this Agreement. Franchisee's Primary Owner shall deliver a certificate to Company annually, when Franchisee's annual financial statements are delivered, which lists all owners ·of record and all beneficial owners of any interest in the equity or voting interests of Franchisee and identifies all transfers of equity or voting interests in Franchisee which have occurred during the period covered by the annual financial statement. If Franchisee engages in a Public or Private Offering, in which case Franchisee or the proposed transferee shall pay Company a transfer fee equal to $20,000 per Public or Private Offering reflecting the additional time which Company will require to review Developer's offering memorandum, registration statement or comparable documents.

F.  Qualified Transfers.   Before completing a Qualified Transfer, Franchisee must do all of the following: (i) provide Company with written notice of its intent  to complete a Qualified Transfer; (ii) when the Qualified Transfer is to a newly-formed Business Entity, deliver the documents which this Agreement requires be delivered  by a Business Entity that is the Franchisee; and (iii) pay a transfer fee of $1,500. The Qualified Transfer shall not be effective unless and until Franchisee satisfies conditions (i), (ii) and (iii). Company shall not have a right of first refusal with respect to a Qualified Transfer, nor shall Company's prior written consent to a Qualified Transfer be necessary if Franchisee satisfies the conditions stated in this Section.

XX.   RELATIONSHI P OF PARTIES; INDEMNIFICATION; SECURITY INTEREST.
A.  Independent  Contractor. This Agreement  does not create a fiduciary relationship between the parties, nor does it make either party a general or special agent, joint venturer, partner or employee of the other for any purpose. With respect to all matters, Franchisee relationship to Company is as an independent contractor. Franchisee understands and agrees that it is the independent owner of the Franchised Business and in sole control of all aspects of its operation, and shall conduct its business using its own judgment and sole discretion, subject only to the provisions of this Agreement. Franchisee shall conspicuously identify itself in all advertising and all dealings with customers, suppliers and other third parties as the owner of the Franchised Business operating under a license from Company.

B.  Indemnification by Franchisee. Franchisee shall indemnify and hold Company, Company's Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns, harmless from and against any and all costs, expenses, losses, liabilities, damages, causes of action claims and demands whatsoever, arising from or relating to the Franchised Business or Franchisee's occupancy of the Franchise Location, whether or not arising from bodily injury, personal injury or property damage, infringement, or any other violation of the rights of others, or in any other way. Franchisee's obligation to  indemnify Company shall extend, without limitation, to all claims for actual and consequential damages, and to Company's costs and expenses incurred in defending any claim brought or threatened by a third party that is within the scope of Franchisee's indemnification including, without limitation attorneys and other professional fees, court costs, and travel and living expenses. Company shall have the right to retain its own counsel to defend any third party claim asserted against it which is covered by this indemnification agreement. Franchisee's indemnification and defense obligations shall survive the expiration, termination or assignment of this Agreement for any reason.

C.  Security Interest. To secure Franchisee's performance under this Agreement, Franchisee hereby grants to Company a security interest in and to all of Franchisee's tangible and intangible property used to operate the Franchised Business. Company shall record appropriate financing statements to protect and perfect Company's rights as a secured party under Applicable Law. Except with Company's prior written consent, it shall be a breach of this Agreement for Franchisee to grant another person a security interest in Franchisee's tangible or intangible assets of the Franchised Business even if subordinate to Company's security interest. Company shall subordinate its security interest to a legitimate third party financing source.

XXI.        PERSONAL GUARANTY.
A.     Scope. If Franchisee is a Business Entity, each person who owns or at any time during the Term acquires, either legally or beneficially, 25% or more of the equity or voting interests of Franchisee shall furnish any financial information reasonably required by Company and execute Company's form of personal guaranty in the form attached to this Agreement as Schedule B.

B.      Default. An event of default under this Agreement shall occur if any guarantor fails or refuses to deliver to Company, within 10 days after Company's written request: (i) evidence of the due execution of the personal guaranty, and (ii) current financial statements of guarantor as may from time to time be requested by Company.

C.       Obligations Absolute.

1.  The obligations and liabilities of Guarantor  under the  Personal Guaranty (i) are primary obligations of Guarantor, (ii) are continuing, absolute, and unconditional, (iii) shall not be subject to any counterclaim, recoupment, set-off, reduction, or defense based upon any claim that Guarantor may have against Franchisee, (iv) are independent of any other guaranty or guaranties at any time in effect with respect to all or any part of the Indebtedness (as defined in the Personal Guaranty), and (v) may be enforced regardless of the existence of such other guaranty or guaranties.

2.  The obligations and liabilities of Guarantor under the Personal Guaranty shall not be affected, impaired, lessened, modified, waived or released by the invalidity or unenforceability of the Indebtedness or any ancillary or related document, or by the bankruptcy, reorganization, dissolution, liquidation or similar proceedings affecting Franchisee or the sale or other disposition of all or substantially all of the assets of Franchisee.

3.  Guarantor hereby consents that at any time and from time to time, Company may, without in any manner affecting, impairing, lessening, modifying, waiving or releasing Guarantor's obligations or liabilities under this Agreement, do any one or more of the following, all without notice to, or further consent of, Guarantor:

a.  renew, extend or otherwise change the time or terms for payment of the principal of, or interest on, any of the Indebtedness or any renewals or extensions thereof;

b.     extend or change the time or terms for performance by Franchisee of any other obligations, covenants or agreements;

c.  amend, compromise, release, terminate, waive, surrender, or otherwise deal with: (i) any or all of the provisions of the Indebtedness, (ii) any or all of the obligations and liabilities of Franchisee or Guarantor, or (iii) any or all property or other security given at any time as collateral by Guarantor or Franchisee;

d.  sell, assign, collect, substitute, exchange or release any or all property or other security now or hereafter serving as collateral for any or all of the Indebtedness;

e.       all of the Indebtedness; receive additional property or other security as collateral for any or

f.  fail or delay to enforce, assert or exercise any right, power, privilege or remedy conferred upon Company under the provisions of  any Indebtedness  or under applicable laws;

g.  grant consents or indulgences or take action or omit to take action under, or in respect of, the Indebtedness; and

h.  apply any payment received from Franchisee or from any source, other than Guarantor, to the Indebtedness in whatever order and manner Company may elect, and any payment received, Guarantor for or on account of this Agreement may be applied by Company to any of the Indebtedness in whatever order and manner Company may elect.

D.      Waiver by Guarantor.  Guarantor unconditionally waives, to the extent permitted by applicable laws: ·

a.  notice of acceptance of and reliance on this Agreement or of the creation of the Indebtedness;

b.  presentment, demand, dishonor, protest, notice of non-payment and notice of dishonor of the Indebtedness;

c.      notice of transfer or assignment of the Indebtedness and this Agreement; and

d.  all notices required by statute or otherwise to preserve any rights against Guarantor hereunder, including, without limitation, any demand, proof, or notice of non payment of any of the Indebtedness by Franchisee and notice of any failure or default on the part of Franchisee to perform or comply with any term of the Indebtedness.

XXll.    DISPUTE RESOLUTION.

A.  Agreement to Mediate Disputes. Except  as  otherwise  provided  in  this Agreement, neither party to this Agreement shall bring an action or proceeding to enforce or interpret any  provision of this Agreement, or seeking any legal remedy based  upon the relationship created by this Agreement or an alleged breach of this Agreement, until the dispute has been submitted to mediation conducted in accordance with the procedures  stated in this Agreement.

1.  The mediation shall be conducted pursuant to the rules of the National Franchise Mediation Program, a dispute resolution program for franchising administered under the auspices of the CPR Institute for Dispute Resolution ("the Mediation Service"). Either party may initiate the mediation (the "Initiating Party") by notifying the Mediation Service in writing, with a copy to the other party (the "Responding Party"). The notice shall describe with specificity the nature of the dispute and the Initiating Party's claim for relief. Thereupon, both parties will be obligated to engage in the mediation, which shall be conducted in accordance with the Mediation Service's then-current rules, except to the extent the rules conflict with this Agreement, in which case this Agreement shall control.

2.  The mediator must be either a practicing attorney with experience in business format franchising or a retired judge.

3.  Except as otherwise provided in this Agreement: (i) the fees and expenses of the Mediation Service, including (without limitation) the mediator's fee and expenses, shall be shared equally by the parties, and (ii) each party shall bear its own attorney's fees and other costs incurred in connection with the mediation irrespective of the outcome of the mediation or the mediator's evaluation of each party's case.

4.  The mediation conference shall begin as soon as possible with the goal of beginning the mediation within 30 days after selection of the mediator. Regardless of whether Company or Franchisee is the Initiating Party, the mediation shall be conducted at Company's home office, unless the parties agree upon a mutually acceptable alternative location.

5.  The parties shall participate in good faith in the entire mediation, including the mediation conference, with the intention of resolving the dispute, if at all  possible. The parties shall each send at least one representative to the mediation conference who  has authority to enter into a binding contract on that party's behalf and on behalf of all principals of that party who are required by the terms of the parties' settlement to be personally bound by it. The parties recognize and agree, however, that the mediator's recommendations and decision shall not be binding on the parties.

6.  If one party breaches this Agreement by refusing to participate in the mediation or not complying with the requirements for conducting the mediation, the non breaching party may immediately file suit and take such other action to enforce its rights as permitted by law and the breaching party shall be obligated to pay: (i) the mediator's fees and costs, (ii) the non-breaching party's reasonable attorneys' fees and costs incurred in connection with the mediation, and (iii) to the extent permitted by law, the non-breaching party's reasonable attorneys' fees and costs incurred in any suit arising out of the same dispute, regardless of whether the non-breaching party is the prevailing party. Additionally, in connection with (iii), the breaching party shall forfeit any right to recover its attorneys' fees and costs should it prevail in the suit. The parties agree that the foregoing conditions are necessary in order to encourage meaningful mediation as a means for efficiently resolving any disputes that may arise.

B.  Exceptions to Duty to Mediate  Disputes. The obligation to  mediate shall  not apply to  any  disputes,  controversies or  claims (i) where the  monetary  relief sought  is  under $10,000; (ii) in which a party seeks or applies for any kind of Provisional Remedies; or (iii) in which Company or the holder of rights under any lease or sublease seeks to enforce rights of unlawful detainer or similar remedies available to a landlord or for the enforcement of Company's other rights under any Addendum to Lease with Debtor. The party that is awarded Provisional  Remedies shall  not be required to  post  bond or  comparable security.  Once Provisional Remedies are obtained, the parties agree to submit the dispute to, or continue, the mediation or action in accordance with this Agreement.

C.     Judicial Relief.

1.  The parties agree that (i) all disputes arising out of or relating to this Agreement which are not resolved by negotiation or mediation, and (ii) all claims which this Agreement expressly excludes from mediation, shall be brought in the Supreme Court of New York located closest to Company's home office, unless the subject matter of the dispute arises exclusively under federal law, in which event the dispute shall be submitted to the United States District Court located closest to Company's home office. ·As of the date of this Agreement, the parties acknowledge that the Supreme Court of New York, and the United States District Court of the Southern District of New York are, respectively, the state and federal courts that are located closest to . Company's home office; however, the parties further acknowledge that Company may relocate its home office in its sole discretion at any time without notice to the undersigned party. The parties agree to submit to the jurisdiction of the courts mutually selected by them pursuant to this Section and mutually acknowledge that selecting a forum in which to resolve disputes arising between them is important to promote stability in their relationship.

2.  To the fullest extent that it may effectively do so under Applicable Laws, Franchisee waives the defense of an inconvenient forum to the maintenance of an action in the courts identified in this Section and agrees not to commence any action of any kind against Company, Company's Affiliates and their respective officers, directors, shareholders, LLC managers and members, employees and agents or property arising out of or relating to this Agreement  except in the courts identified in this Section.

D.  WAIVER OF JURY TRIAL. COMPANY AND FRANCHISEE EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAI M OR CROSS-COMPLAI NT IN ANY ACTION, PROCEEDI NG AND/OR HEARING BROUGHT BY EITHER COMPANY OR FRANCHISEE ON ANY MATTER WHATSOEVER ARISI NG OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE USE OF THE PROPRIETARY MARKS OR SOUTHERN HOSPITALITY SYSTEM, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW.

E.  Choice of Law.  Except as otherwise provided in this Agreement with respect to the possible application of Local Laws, the parties agree that New York law shall govern the construction, interpretation, validity and enforcement of this Agreement and shall be applied in any mediation or judicial proceeding to resolve all disputes between them, except to the extent the subject matter of the dispute arises exclusively under federal law, in which event the federal Jaw shall govern.

F.     Limitations  Period.To the extent permitted by Applicable Laws, any legal action of any kind arising out of or relating to this Agreement or its breach, including without limitation, any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, must be commenced by no later than one year after the act, event, occurrence or transaction which constituted or gave rise to the alleged violation or liability; provided, however, the applicable limitations period shall be tolled during the course of any mediation which is initiated before the last day of the limitations period with the tolling beginning on the date that the Responding Party receives the Initiating Party's demand for mediation and continuing until the date the mediation is concluded.

G.  Punitive or Exemplary Damages.  Company and Franchisee, on behalf  of themselves and their respective Affiliates, directors, officers, shareholders, members, managers, guarantors employees and agents, as applicable, each hereby waive to the fullest extent permitted by law, any right to, or claim for, punitive or exemplary damages  against the other and agree that, in the event of a dispute between them, each is limited to recovering only the actual damages proven to have been sustained by it.

H.  Attorneys' Fees.  Except as expressly provided in this Agreement, in any action or proceeding brought to enforce any provision of this Agreement or arising out of or in connection with the relationship of the parties hereunder, the prevailing party shall be entitled to recover against the other its reasonable attorneys' fees and court costs in addition to any other relief awarded by the court. As used in this Agreement, the "prevailing party" is the party who recovers greater relief in the action.

I.  Waiver of Collateral Estoppel.  The parties agree they should each be able to settle, mediate, litigate or compromise disputes in which they may be, or become, involved with third parties without having the dispute affect their rights and obligations to each other under this Agreement. Company and Franchisee therefore each agree that a decision of an arbitrator or judge in any proceeding or action in which either Company or Franchisee, but not both of them, is a party shall not prevent the party to the proceeding or action from making the same or similar arguments, or taking the same or similar positions, iii any proceeding or  action between Company and Franchisee. Company and Franchisee therefore waive the  right to assert that principles of collateral estoppel prevent either of them from raising any  claim or defense in an action or proceeding between them even if they lost a similar claim or defense in another action or proceeding with a third party.

XXlll.     ACKNOWLEDGMENTS.

Franchisee  makes  the  following  representations. and  agreements  in order  to  induce Company to enter into this Agreement.

A.     Acceptance of Conditions.    Franchisee has read this Agreement and Company's Disclosure Document and understands and accepts the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain Company's standards of service and quality and the uniformity of those standards at all Southern Hospitality Franchised Business in order to protect and preserve Company's rights in the Southern Hospitality System and the goodwill of the Southern Hospitality Licensed Marks.

B.     I ndependent  Investigation.    Franchisee has conducted an  independent investigation of the business contemplated by this Agreement. Franchisee recognizes that Southern Hospitality System may evolve and change over time; that an investment in this franchise involves business risks; and that the success of the investment depends upon Franchisee's business ability and efforts.

C.  Reliance.  Franchisee has not received or relied upon any promise or guaranty, express or implied, about the revenues, profits or success. of the business venture contemplated by this Agreement.

D.  Compliance with  Applicable Law.  None  of  the   property   or   interests   of Franchisee or its owners is subject to being blocked under, and Franchisee's and its owners are not otherwise in violation of any Applicable Law including (without limitation) any anti-terrorism laws.

E.  No   Representations:  Status of Franchisee.  No  representations  have  been made by Company, Company's Affiliates or their respective officers, directors,  shareholders, employees  or  agents,  that  are  contrary  to  statements  made  in  the  Disclosure Document previously received by Franchisee or to the terms contained in this Agreement. Franchisee, if an individual, or each person who executes a guaranty of the  obligations a Franchisee that is a Business Entity, is a United  States citizen or a lawful  resident alien of the United States; if Franchisee is a Business Entity, it shall remain duly organized and in good standing for as long as this Agreement is in effect and it owns the  franchise  rights;  and  all financial  and  other information provided to Company in connection with Franchisee's application is true and correct and no material information or fact has been omitted which is necessary  in order to make the information disclosed not misleading.

F.  No Claims. By signing this Agreement, Franchisee, for itself, himself or herself (collectively "Releaser"), and, depending on whether Franchisee is a Business Entity or an individual, for Releasor's Affiliates, if any, and for each of their respective officers, directors, shareholders, members, managers, trustees, partners, employees, attorneys, heirs and successors (Releaser, Releaser's Affiliates and the foregoing individuals are  collectively referred to as the "Releasing Parties"), hereby release and forever discharge Company, Company's Affiliates, and their  respective officers,  directors,  members,  managers, shareholders, agents, employees, representatives, attorneys, successors and assigns (collectively the "Released Parties"), and each of them, from any and all claims, demands, obligations, liabilities, actions, causes of action, suits, proceedings, controversies, disputes, agreements, promises, allegations, costs and expenses; at law or in equity, of every nature, character or description whatsoever, whether known or unknown, suspected or unsuspected or anticipated or unanticipated, which any of the Releasing Parties ever had, now has, or may, shall or can hereafter have or acquire arising out of or resulting from the conduct of any of the Released Parties before the Effective Date (collectively referred to as "Claims"). This Release includes, but is not limited to, all Claims arising out of, concerning, pertaining to or connected with any agreement, tort, statutory violation, representation, nondisclosure, act, omission to act, fact, matter or thing whatsoever, occurring before the Effective Date so that after the Effective Date none of the Releasing Parties shall have any claim of any kind or nature whatsoever against the Released Parties, directly or indirectly, or by reason of any matter, cause, action, transaction or thing whatsoever done, said or omitted to have been done or said at any time before the Effective Date.

1.  This Release is intended by Releaser to be a full and unconditional general release, as that phrase is used and commonly interpreted, and to constitute a full, unconditional and final accord and satisfaction, extending to all claims of any nature, whether or not known, expected or anticipated to exist in favor of Releaser or any of the other Releasing Parties against the Released Parties regardless of whether any unknown, unsuspected or unanticipated claim would materially affect any matter mentioned herein.

2.  Releaser, for itself, himself or herself, for each of the other Releasing Parties hereby expressly, voluntarily and knowingly waives, relinquishes and abandons each and every right, protection and benefit to which Releaser or any of the Releasing Parties would be entitled, now or at any time hereafter under Section 1542 of the Civil Code of the State of California, as well as under any other statutes or common law principles of similar effect to Section 1542, whether in force now or adopted after the Effective Date. Releasor, for itself, himself or herself, for each of the other Releasing Parties, acknowledges that Section 1542 of the Civil Code of the State of California provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially effected his or her settlement with the debtor."

3.      In making this voluntary express waiver, Releaser acknowledges that claims or facts in addition to or different from those which are now known or believed to exist with respect to the matters mentioned herein may later be discovered and that it is Releaser's intention to hereby fully and forever release any and all matters regardless of the possibility of later discovered claims or facts. This Release is and shall be and remain a full, complete and unconditional general release. Releaser acknowledges and agrees that the foregoing waiver of Section 1542 is an essential, integral and material term of this Agreement and that it, he or she is entering into this Release on the advice of independent counsel.

XXIV.  MISCELLANEOUS.
A.  Notices.

1.  All communications required or permitted to be given to either  party hereunder shall be in writing and shall be deemed duly given if property addressed on the earlier of (i) the date when delivered by hand; (ii) the date when delivered by fax or e-mail if confirmation of transmission is received or can be established by the sender; (iii) one business day after delivery to a reputable national overnight delivery service; or (iv) 5 days after being placed in the United States Mail and sent by certified or registered mail, postage prepaid, return receipt requested. A "business day" means weekdays only, excluding Saturdays, Sundays and holidays. Notices shall be directed to the address shown in Schedule C for the party and its representative. Either party may change its address for receiving notices by giving appropriate written notice to the other. All communications required or permitted to be given by a party in writing may be given electronically to the party's designated e-mail address in Schedule C or as subsequently changed by appropriate written notice.

2.  All payments and reports required to be delivered to Company shall be directed to Company at the above address or to an electronic address or account otherwise designated by Company. Notwithstanding the parties' agreement regarding when notices shall be deemed to be given, any required payment or report not actually received by Company on the date it is due shall be deemed delinquent.                     ·

B.  Time of the Essence. Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

C.  Withholding  of  Consent.   Except  where  this  Agreement   expressly   requires Company to exercise its reasonable business judgment in deciding to grant or deny approval of any action or request by Franchisee, Company has the absolute right to refuse any request by Franchisee or to withhold its approval of any action by Franchisee in Company's sole discretion. Further, whenever the prior consent or approval of Company is required by this Agreement, Company's  consent  or  approval  must  be  in  evidence  by  a  writing  unless  this  Agreement expressly states otherwise.

D.  Waiver.  Any waiver granted by Company to Franchisee excusing or reducing any obligation or restriction imposed under this Agreement shall be in writing and shall be effective upon delivery of such writing by Company to Franchisee or upon such other effective date as specified in the writing, and only to the extent specifically allowed in such writing. No waiver granted by Company, and no action taken by Company, with respect to any third party shall limit Company's sole discretion to take action of any kind, or not to take action, with respect to Franchisee. Any waiver granted by Company to Franchisee shall be without prejudice to any other rights Company may have. The rights and remedies granted to Company are cumulative. No delay on the part of Company in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Company of any right or remedy shall preclude Company from fully exercising such right or remedy or any other right or remedy. Company's acceptance of any payments made by Franchisee after a breach of this Agreement shall not be, nor be construed as, a waiver by Company of any breach by Franchisee of any term, covenant or condition of this Agreement

E.        Section Headings: Language. The Section headings used in this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants or conditions of this Agreement. The language used in this Agreement shall in all cases be construed simply according to its fair meaning and not strictly for or against Company or Franchisee. The term "Franchisee" as used herein is applicable to one or more persons or Business Entities if the interest of Franchisee is owned by more than one, and the singular usage includes the plural and the masculine and neuter usages include the other and the feminine. If two or more persons are at any time the Franchisee hereunder, whether or not as partners or joint venturers, their obligations and liabilities to Company shall be joint and several. Nothing in this Agreement is intended, nor shall it be deemed, to confer any rights or remedies upon any person or Business Entity not a party hereto.

F. Binding on Successors. The covenants, agreements, terms and conditions contained in this Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and personal representatives of the parties hereto.

G.  Validity: Conformity With Applicable Law. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law, but if any provision of this Agreement shall be invalid or prohibited under Applicable Law,  such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the provisions of this Agreement provide for periods of notice less than those required by Applicable Law, or provide for termination, cancellation, non-renewal or the like other than in accordance with Applicable Law, such provisions shall be deemed to be automatically amended to conform them to the provisions of such Applicable Law. If any provision of this Agreement is deemed unenforceable by virtue of its scope in terms of geographic area, business activity prohibited or length of time, but could be enforceable by reducing any or all thereof: the parties agree that the provision shall be enforced to the fullest extent permissible under the laws of the jurisdiction in which enforcement is sought.

H.  Amendments. No amendment, change, modification or variance to or from the terms and conditions set forth in this Agreement shall be binding on any party unless it is set forth in writing and duly executed by Company and Franchisee.

I.  Company's Business Judgment. The parties recognize, and any mediator  or judge is affirmatively advised that certain provisions of - this Agreement describe the right  of Company to take (or refrain from taking) certain actions in its sole discretion, and other actions in the exercise of its reasonable business judgment. Where this Agreement expressly  requires that Company make a decision based upon Company's reasonable business  judgment, Company is required to evaluate the overall best interests of all Southern   Hospitality Restaurants and Company's own business interests. If Company makes a decision based upon its reasonable business judgment, neither a mediator nor a judge shall  substitute his or her judgment for the judgment so exercised by Company. The fact that a mediator or judge might reach a different decision than the one made by Company is not  a basis for finding that Company made its decision without the exercise of reasonable business judgment. Company's duty to exercise reasonable business judgment in making certain decision does not restrict or limit Company's right under this Agreement to make  other decisions based entirely on Company's sole discretion as permitted by this Agreement. Company's sole discretion means that Company may consider any set of facts  or circumstances that it deems relevant in rendering a decision.

J.      Complete Agreement. This Agreement, including all schedules attached hereto, and all agreements or documents which by the provisions of this Agreement are expressly incorporated herein or made a part hereof, sets forth the entire agreement between the parties, fully superseding any and all prior agreements or understandings between them pertaining to the subject matter hereof. Nothing in this Agreement, including all schedules attached hereto, and all agreements or documents which by the provisions of this Agreement are expressly incorporated herein or made a part hereof is intended to disclaim the representations Company made in the franchise disclosure document.

K.     Covenant and Condition. Each  provision  of  this  Agreement  performable  by Franchisee shall be construed to be both a covenant and a condition.

L.  Submission of Agreement. The  submission  of  this Agreement  to  Franchisee does not constitute an offer to Franchisee, and this Agreement shall become effective only upon execution by Company and Franchisee.

M.  Risk:  Success  of  Franchise  Business.   By executing this Agreement, Franchisee represents and warrants that no person acting on Company's behalf has made any representations or promises to Franchisee that are not contained in this Agreement, including, without limitation, representations or promises about actual or potential sales, earnings, gross profits or net profits, and Franchisee is not relying on any representations or promises except those representations set forth in this Agreement. Franchisee understands and agrees that owning the Franchised Business involves business risks and the success of the Franchise Business will depend primarily on Franchisee's investment of time, capital and personnel, the desirability of the Franchise Location in Franchisee's local market, and factors beyond Company's or Franchisee's control including, without limitation, local competition, consumer preferences, inflation, labor costs, the terms of the Lease terms, and market conditions, which may be difficult to anticipate.

N.     Anti-Terrorism Representations.  Franchisee agrees to comply with and/or to assist Company to the fullest extent possible in Company's efforts to comply with Anti-Terrorism Laws (as defined below). In connection with such compliance, Franchisee certifies, represents and warrants on behalf of itself and each Covered Person that none of their property or interests are subject to being "blocked" under any of the Anti-Terrorism Laws and that Franchisee is not otherwise in violation of any of the Anti-Terrorism Laws. "Anti-Terrorism Laws" means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war. Any violation of, or "blocking" of assets under, the Anti-Terrorism Laws shall constitute grounds for immediate termination of this Agreement and any other agreement Franchisee has  entered into with Company or one of ·its affiliates, in accordance with the termination provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated

SH FRANCHISING & LICENSING LLC, a New York limited liability company	SOUTHERN HOSPITALITY FRANCHISEE HOLDINGS CORPORATION, a Colorado corporation
/s/ Nelson Braff	/s/ J.W. Roth
Name: Nelson Braff	Name: J.W. Roth
Title: President	Title: Chairman

FIRST AMENDMENT TO THE
FRANCHISE AGREEMENT

    This First Amendment to Franchise Agreement (the "First Amendment") is made as of November 4, 2011 by and between SH FRANCHISING & LICENSING LLC, a New York limited liability company ("Company") and SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION,  a Colorado corporation ("Franchisee").

    WHEREAS, Company and Franchisee desire to amend the Franchise Agreement dated November 4, 2011 (referred to herein as the "FA"). Unless otherwise defined  in this First Amendment, all defined terms used in this First Amendment, as denoted by the use of initial capital letters, have the same meanings as in the FA.

NOW, THEREFORE,  for good and valuable consideration, the receipt and adequacy  of which are hereby acknowledged, Company and Franchisee agree as follows:

Section l.J. of the FA is amended and restated as follows:

"Change of Control" means a transaction or series of related transactions that result in the sale of all or substantially all of the assets of the Franchise Business "Change of Control" also means: (i) a transaction or series of related transactions that would result in an ownership interest or voting power in Franchisee of less than 51% by Southern Hospitality Franchisee Holding Corporation. In addition, for purposes of clarity, it is understood by the parties that in no event will a Change in Control be deemed to occur with respect to changes in ownership of Southern Hospitality Franchisee Holding  Corporation resulting from actions  taken by it to become a publicly traded company, including but not limited to actions taken in connection with a reverse merger of it with a publicly traded company, where Southern Hospitality Franchisee Holding Corporation is not the surviving entity, so long as the Board members of Southern Hospital Franchisee Holding Corporation prior to the merger control at least 51% of the Board seats of the surviving entity.

Section l.T of the FA is amended and restated as follows:

"Event of Transfer" means a transaction or series of related transactions that, directly or indirectly, voluntarily or by operation of law that results in a Change of Control.

Section I. EE is amended and restated as follows:

"Primary Owner'' refers to any person who now, or during the Term, owns or acquires 50% or more of the outstanding equity or voting interests of a Franchisee that is a Business Entity.

Section I.II is amended and restated as follows:

"Qualified Transfer" means (i) the sale, assignment, transfer, pledge, donation, encumbrance or other alienation of equity or voting interests not resulting in a Change of Control; or (iii) an Event of Transfer where the purchaser is an existing

Southern Hospitality franchise with at least two years' experience owning and operating a Southern Hospitality Restaurant.

Section 11.B.8 is clarified to provide that Franchisee may maintain its own website which shall be linked through Company's primary website. Company will have approval rights over the content of Franchisee's website at all times.

Section 111.B.1 (a) & (b) and 111.B.2 are amended to provide that the radius protection for the Restaurant will be determined on a case by case basis based on good faith negotiation between the parties.

    Section 111.B.3 is amended to provide that Company or its affiliates will not open or grant any third party the right to operate a Southern Hospitality BBQ restaurant in any hotel (with the exception of any casino hotels) within a three (3) mile radius of the Restaurant.

    Section IV.B.2 is deleted in its entirety. Section VII B.4 is amended to provide that:

•
Company will not require Franchisee to make material expenditures on modifying and/or replacing any signage for a period of five (5) years from the date that the Restaurant opens for business to the public.

•
If Franchisee is required to modify or replace the signage to a trademark dispute involving a third party with the SOUTHERN HOSPITALITY BBQ trademark, Company will pay the reasonable cost of modifying or replacing said signage.

    Section XII D.4 is amended to provide that Franchisee will have thirty (30) days to cure any reporting default issues that it can reasonably demonstrate are related to the non performance or malfunction of the Breadcrumbs point of sale system.

    Section XVIII D is amended to provide that the personal guarantors shall be J.W. Roth and Gary Tedder (the "Guarantors"). The personal liability of the Guarantors shall be expressly limited to any Royalties due and owing to Company from the Gross Sales from the Restaurant. For example, if the Restaurant closes and fails to pay Company $10,000 in Royalties owed at the time of closure, Company may seek payment of the Royalties from the Guarantors. Provided, however, the Guarantors will not be liable to Company for any other financial obligations of Franchisee. The personal liability of the Guarantors may be extinguished at any time upon Developer providing to Company, upon commercially reasonable terms acceptable to Company: a) a substitute guarantor; b. a letter of credit; and/or c. an assignment of receivables of Developer or an affiliate.

    Section XIX.D of is amended to expressly include the new definitions for Event of Transfer and Qualified Transfers as set forth in this Amendment.

    Section XX.C is amended to provide that Franchisee will not be prohibited from taking on reasonable debt in connection with the financing and operation of the Restaurant.

    Section XXl.A is amended to reflect that the liability of the Guarantors is expressly as set forth in this Amendment.

    Except as specifically amended or modified by the terms of this First Amendment, the FA shall be read, interpreted and construed as written and executed by the parties. No further amendments or modifications of the FA shall be made or implied unless they are contained in a further writing executed by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Franchise Agreement as of the day and year first above written.

SH FRANCHISING & LICENSING LLC, a New York limited liability company
By:	SH FRANCHISE CORP., a New York corporation
By:	/s/ Nelson Braff
Name:	Nelson Braff
Title:	President

SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION, a Colorado corporation

By:	/s/ J.W. Roth
Name:	J.W. Roth
Title:	Chairman

SECOND AMENDMENT TO THE
FRANCHISE AGREEMENT

This  Second  Amendment to Franchise Agreement  (the  "Second Amendment")  is made as of  November      1   ,  2012, by and  between SH FRANCHISING & LICENSING LLC.  a  New York limited liability company ("Company") and SOUTHERN HOSPITLITY FRANCHISEE HOLDING CORPORATION, a Colorado corporation ("Franchisee')

WHEREAS, Company and Franchisee desire to amend the Franchise Agreement dated November 4, 2011, as amended by the First Amendment dated November 4, 2011 (collectively referred as the "Fi\"), and which is the subject of the Assignment of Franchise Agreement attached as Exhibit A. Unless otherwise defined in this Second Amenendment, all defined terms used in this Second Amendment, as denoted by the use of initial capital letters, have the same meanings as in the FA.

NOW, THEREFORE, for good and valuable consideration, the receipt   and adequacy of which are hereby acknowledged, Company and Franchisee agree as follows:

1.   Section 111.A.2.c of the FA is amended and restated as follows:

Following receipt of Franchisee's written site proposal, Company may, in its sole discretion, make an on-site visit to the proposed site at Company's expense if Company reasonably believes that physical inspection of the demographic conditions of the area, or the proposed site, is necessary or desirable to evaluate Franchisee's proposal. Franchisee understands and agrees that the on-site visit is at Company's option and not required by the Agreement. If Franchisee proposes more than one site and Company determines that it  must make more than one site visit in connection with the site review process, Company may charge Franchisee for reimbursement of Company's reasonable travel expenses, including, without limitation, expenses for air and ground transportation, lodging, meals, and miscellaneous travel-related personal charges, which shall be payable within 15 days of invoice.

2.  Section XI.D is amended as follows:
D. New Store Opening Module Fee. In connection with the New Store Opening module of the raining program to be provided by Company.   Franchisee shall pay to Company, at least 10 days prior to the commencement of the first New Store Opening module located in Denver, the sum of $5,000. In addition, within 15 Calendar Days after invoice from Company, Franchisee shall pay to Company the actual travel and lodging expenses incurred by connection with sending its employees to provide the Next Store Opening module

3.  Section Xll.C. (Recording of Transactions) is amended to provide that Company will not require Franchisee to use the Breadcrumb point of sale system for the Denver, Colorado restaurant location, and agrees that Franchisee may use the Aloha point of sale system instead at this location only.

4. Section XIV.B.1 (Inspections using video monitoring) shall not apply to the Denver, Colorado restaurant location.

5.  Sections XVI.A. 1 (Covenants regarding Competition) is amended follows:

1.   During the Term and for 24 Calendar Months from the Effective Date of Termination. Expiration of this Agreement, or consummation of an Event of Transfer, whichever occurs first. it shall be a breach of this Agreement for Franchisee. Franchisee's Affiliate   or any Covered Person, directly or indirectly, to own (either beneficially or of record), engage in or render services to, whether as an investor, partner, lender, director, officer, manager, employee, consultant, representative or agent. any Competitive Business located within a 2.5 mile radius in a major metropolitan area or within a 5 mile radius in any area other than  a major metropolitan area of any restaurant operating under the Southern Hospitality License  Marks. This restriction shall not apply to any Covered Person after 24 Calendar Months from the date the Covered Person ceases to be an officer, director, shareholder, member,, manage  trustee, owner, general partner, employee or otherwise associated in any capacity with   franchisee. For purposes of this section XVI.A. 1, "Competitive Business" means a Southern style/themed restaurant or a BBQ restaurant

6.  Section XVl.A.2 (Covenant regarding Competition) is deleted in its entirely
7.  Section XVlll.D. is amended to provide that following the Assignment of the Franchise Agreement. J.W. Roth and Gary Tedder will remain the personal guarantors (the "Guarantors"), sub1ect to the same terms and conditions set forth in the Personal Guarantee by J.W. Roth in favor of Company, dated November 4, 2011, and the Personal Guarantee by Gary Tedder in favor of Company, dated November 4, 2011.

8.  Company and Franchisee, on their own behalf and on behalf of their principals, partners, investors, advisors, consultants, representatives, members, managers, stockholders, affiliates, and promoters, do hereby irrevocably, uncondif1onally, and forever release and discharge under any applicable law, the other party and its principals, partners, investors, advisors, consultants, representatives, members, managers, stockholders, affiliates,, and promoters, of and from any and all manner of a action, causes of action, counterclaims, third party actions, controversies, losses, damage, claims and demands whatsoever (whether known or unknown, fixed or contingent) exiting or arising at (or at any time prior to and including) the date of this Second Amendment, in law, in equity or otherwise arising under or relating in any way to the dealings between Company and Franchisee, or may ever have, upon or by reason of any dealings occurring on or prior to date of this Second Amendment.

Except as specifically amended or modified by the terms of this Second Amendment, the FA shall be read, interpreted and construed as written and executed  by the parties.  No amendments or modifications of the FA shall be made or implied unless they are contained in a further writing executed by the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Second  Amendment to the Franchise Agreement as of the day and year first above written.

SH FRANCHISING & LICENSING LLC

By:	/s/ Nelson Braff
Name:	Nelson Braff
Title:	President

SOUTHERN HOSPITALITY FRANCHISEE HOLDING CORPORATION

By:	/s/ J.W. Roth
Name:	J.W. Roth
Title:	Chairman

THIRD AMENDMENT TO THE
FRANCHISE AGREEMENT

This Third Amendment to Franchise Agreement (the "Third Amendment") is made as of January _9_, 2013 , by and between SH FRANCHISING & LICENSING LLC, a New York limited liability company ("Company") and SOUTHERN HOSPITALITY DENVER, LLC, a Colorado limited liability company ("Franchisee").

WHEREAS, Company and Franchisee desire to amend the Franchise Agreement dated November 4, 2011, as amended by the First Amendment dated November 4, 2011 and the Second Amendment dated November 9, 2012, (collectively referred as the "FA"). Unless otherwise defined in this Third Amendment, all defined terms used in this Third Amendment, as denoted by the use of initial capital letters, have the same meanings as in the FA.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Franchisee agree as follows:

1.  Section XXIV. of the FA is amended by adding a new subsection O to read as follows:

O. Notwithstanding any provision of this FA, nothing shall prevent the undersigned from engaging in any Competitive Business so long as such Competitive Business is outside of the geographic area described in Section XVI.A. of the FA as amended.

Except as specifically amended or modified by the terms of this Third Amendment, the FA shall be read, interpreted and construed as written and executed by the parties. No further amendments or modifications of the FA shall be made or implied unless they are contained in a further writing executed by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Franchise Agreement as of the day and year first above written.

SH FRANCHISING & LICENSING LLC

By:	/s/ Nelson Braff
Name:	Nelson Braff
Title:	Member

SOUTHERN HOSPITALITY DENVER LLC

By:	/s/ Gray Tedder
Name:	Gary Tedder
Title:	Manager